UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
(Amendment No. 1)
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): October 24, 2005
LIBERTY GLOBAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51360	20-2197030
(State of other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
12300 Liberty Boulevard
Englewood, CO 80112
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: 303-220-6600
4643 South Ulster Street, Suite 1300
Denver, CO 80237
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 9.01 Financial Statements and Exhibits
SIGNATURES
Unaudited Condensed Consolidated Balance Sheets
Unaudited Condensed Consolidated Statements of Operations
Unaudited Condensed Consolidated Statements of Shareholders’ Equity
Unaudited Condensed Consolidated Statements of Cash Flows
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT AUDITORS
CABLECOM HOLDINGS AG AND SUBSIDIARIES
Consolidated Balance Sheets
CABLECOM HOLDINGS AG AND SUBSIDIARIES Consolidated Statements of Operations
CABLECOM HOLDINGS AG AND SUBSIDIARIES Consolidated Statements of Shareholders’ Equity (Deficit)
Consolidated Statements of Cash Flows
Notes to Consolidated Financial Statements
LIBERTY GLOBAL, INC. UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS
Unaudited Condensed Pro Forma Combined Balance Sheet September 30, 2005
Unaudited Condensed Pro Forma Combined Statement of Operations Nine months ended September 30, 2005
Unaudited Condensed Pro Forma Combined Statement of Operations Year ended December 31, 2004
Notes to Unaudited Condensed Pro Forma Combined Financial Statements September 30, 2005
EXHIBIT INDEX
Consent of Ernst & Young AG

Explanatory Statement
      On October 24, 2005, Liberty Global Switzerland, Inc., an indirect wholly-owned subsidiary of the Registrant, acquired (the Acquisition) all of the issued share capital of Cablecom Holdings AG, which is the parent company of Swiss Cable operator Cablecom GmbH, for a cash purchase price of CHF 2.826 billion (US$2.185 billion at October 24, 2005). The Registrant reported the closing of the Cablecom Acquisition and certain related matters under Item 2.01 of its Current Report on Form 8-K, dated October 25, 2005 (File No. 000-51360) (the October 8-K), and undertook therein to file the financial statements required by Item 9.01(a) of Form 8-K (the Historical Financial Statements) and the pro forma financial information required by Item 9.01(b) of Form 8-K (the Pro Forma Financial Information), in each case, in connection with the closing of the Cablecom Acquisition, by amendment to the October 8-K within 71 calendar days after the date on which the October 8-K was required to have been filed.
      The Historical Financial Statements and the Pro Forma Financial Information are being filed herewith under Item 9.01 of this Current Report on Form 8-K/A (Amendment No. 1).
Item 9.01     Financial Statements and Exhibits
      Item 9.01 is hereby amended in its entirety to read as follows:

(a)	Financial Statements of Businesses Acquired

Cablecom Holdings AG and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets as of September 30, 2005 and December 31, 2004	F-1
Unaudited Condensed Consolidated Statements of Operations for the nine months ended September 30, 2005 and 2004	F-2
Unaudited Condensed Consolidated Statements of Shareholders’ Equity for the nine months ended September 30, 2005	F-3
Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2005 and 2004	F-4
Notes to the Unaudited Condensed Consolidated Financial Statements	F-5
Report of Independent Auditors	F-17
Audited Consolidated Balance Sheets as of December 31, 2004 and 2003	F-18

Audited Consolidated Statements of Operations for the year ended December 31, 2004 (Successor), the period from November 13, 2003 to December 31, 2003 (Successor), and the period from January 1, 2003 to November 12, 2003 (Predecessor)
F-19

Audited Consolidated Statements of Shareholders’ Equity (Deficit) for the year ended December 31, 2004 (Successor), the period from November 13, 2003 to December 31, 2003 (Successor), and the period from January 1, 2003 to November 12, 2003 (Predecessor)
F-20

Audited Consolidated Statements of Cash Flows for the year ended December 31, 2004 (Successor), the period from November 13, 2003 to December 31, 2003 (Successor), and the period from January 1, 2003 to November 12, 2003 (Predecessor)
F-21
Notes to the Audited Consolidated Financial Statements	F-22

(b)	Pro forma financial information

Liberty Global, Inc.
Headnote to Unaudited Condensed Pro Forma Combined Financial Statements	F-50
Unaudited Condensed Pro Forma Combined Balance Sheet as of September 30, 2005	F-57
Unaudited Condensed Pro Forma Combined Statement of Operations for the nine months ended September 30, 2005	F-58
Unaudited Condensed Pro Forma Combined Statement of Operations for the year ended December 31, 2004	F-59
Notes to Unaudited Condensed Pro Forma Combined Financial Statements	F-60

(c)	Exhibits

23.1 Consent of Ernst & Young AG

1

SIGNATURES
      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LIBERTY GLOBAL, INC.

By:	/s/ Leonard P. Stegman

Name: Leonard P. Stegman
Title: Vice President
Date: January 9, 2006

2

CABLECOM HOLDINGS AG AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2005	2004

	(In CHF thousands, except per
	share and share amounts)
ASSETS
Current assets
Cash and cash equivalents	108,195	64,156
Accounts receivable — trade, less allowance for doubtful accounts of CHF 20,073 in 2005 and CHF 14,115 in 2004	62,016	245,286
Other accounts receivable	4,817	1,914
Unbilled receivables	19,302	14,174
Inventories	16,228	14,238
Financial derivatives	11,467	2,479
Other current assets	31,226	25,986

Total current assets	253,251	368,233
Non-current assets
Property, plant and equipment, net	1,426,578	1,505,017
Goodwill	790,065	785,077
Intangible assets, net	202,188	209,452
Investment in affiliates	7,340	6,790
Deferred financing costs	18,295	13,281
Other non-current assets	1,784	5,291

Total assets	2,699,501	2,893,141

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	81,880	60,838
Financial derivatives	36,660	35,913
Accrued expenses	78,388	58,434
Income taxes payable	2,919	2,087
Interest payable	36,144	13,606
Current portion of deferred revenue	137,368	358,859
Other current liabilities	11,761	38,977
Current portion of long-term debt and capital leases	1,700	25,813

Total current liabilities	386,820	594,527
Non-current liabilities
Long-term debt and capital leases	1,755,975	1,645,659
Deferred revenue	35,725	23,083
Pension liability	89,850	90,683
Other non-current liabilities	23,977	13,028

Total liabilities	2,292,347	2,366,980

Commitments and contingent liabilities
Minority interest	14,854	13,630

Shareholders’ equity
Common stock — CHF 0.4 par value; authorized 50,250,000 shares: issued and outstanding 50,250,000 shares in 2005; CHF 1,000 par value; authorized 100 shares: issued and outstanding 100 shares in 2004	20,100	100
Additional paid-in capital	835,689	738,615
Accumulated other comprehensive loss	(3,001)	(25,055)
Accumulated deficit	(460,488)	(201,129)

Total shareholders’ equity	392,300	512,531

Total liabilities and shareholders’ equity	2,699,501	2,893,141

See accompanying notes.

CABLECOM HOLDINGS AG AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations

	Nine Months Ended
	September 30,

	2005	2004

	(In CHF thousands)
Revenues
Operating revenue, net	604,569	520,630

Operating costs and expenses
Cost of goods and services	(212,053)	(168,103)
Selling, general and administrative (SG&A)	(161,133)	(137,486)
Stock-based compensation (primarily SG&A)	(112,800)	—
Depreciation and amortization	(243,342)	(211,488)
Cost associated with aborted initial public offering	(21,755)	—
Net gain on disposal of long-lived assets	4,625	147

	(746,458)	(516,930)

Operating income (loss)	(141,889)	3,700

Other income (expense)
Equity in earnings of affiliates	551	448
Net gain (loss) on derivative instruments	(17,909)	16,452
Interest expense	(79,136)	(70,706)
Loss on debt modification	(11,479)	(53,812)
Foreign currency transaction losses, net	(6,249)	(141)
Other non-operating income (loss)	(530)	920
Minority interest	(1,863)	(2,935)

Loss before income taxes	(258,504)	(106,074)
Income tax expense	(855)	(833)

Net loss	(259,359)	(106,907)
Foreign currency translation adjustments	(413)	8,350
Reclassification adjustment for loss on cash flow hedge included in net loss	23,238	—
Unrealized loss on cash flow hedges	(771)	(29,003)

Comprehensive loss	(237,305)	(127,560)

See accompanying notes.

CABLECOM HOLDINGS AG AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Shareholders’ Equity

				Accumulated Other
				Comprehensive Income (Loss)

					Net
					Unrealized	Total
					Gains	Accumulated
	Common Stock		Additional	Foreign	(Losses)	Other		Total
			Paid-in	Currency	on	Comprehensive	Accumulated	Shareholders’
	Shares	Par	Capital	Translation	Derivatives	Loss	Deficit	Equity

	(In CHF thousands except share amounts)
Balance, December 31, 2004	100	100	738,615	6,628	(31,683)	(25,055)	(201,129)	512,531
Push down of Parent expenses	—	—	4,274	—	—	—	—	4,274
Stock-based compensation	—	—	112,800	—	—	—	—	112,800
Stock split and equity conversion	50,249,900	20,000	(20,000)	—	—	—	—	—
Net loss for the nine months ended September 30, 2005	—	—	—	—	—	—	(259,359)	(259,359)
Foreign currency translation adjustments	—	—	—	(413)	—	(413)	—	(413)
Unrealized loss on cash flow hedges	—	—	—	—	(771)	(771)	—	(771)
Reclassification adjustment for loss on cash flow hedge included in net loss	—	—	—	—	23,238	23,238	—	23,238

Balance, September 30, 2005	50,250,000	20,100	835,689	6,215	(9,216)	(3,001)	(460,488)	392,300

See accompanying notes.

CABLECOM HOLDINGS AG AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	September 30,

	2005	2004

	(In CHF thousands)
Operating activities
Net loss	(259,359)	(106,907)
Adjustment to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	243,342	211,488
Provision for doubtful accounts	1,101	5,958
Stock-based compensation (primarily SG&A)	112,800	—
Non-cash push down of Parent expenses	4,274	4,667
Equity in earnings of affiliates	(551)	(448)
Net gain on disposal of long-lived assets	(4,625)	(147)
Loss on debt modification	11,479	53,812
Net (gain) loss on derivative instruments	17,909	(16,452)
Amortization of deferred financing costs and non-cash interest	196	16,460
Minority interest	1,863	2,935
Foreign currency loss	6,249	141
Effect of changes in operating assets and liabilities
Accounts receivable trade	182,169	193,459
Other accounts receivable	(2,903)	(360)
Unbilled receivables and other assets	(15,848)	(22,695)
Inventories	(1,990)	(3,821)
Accounts payable	21,042	35,744
Interest payable	22,538	2,016
Accrued expenses and other current liabilities	18,599	(18,889)
Income taxes payable	832	(2,966)
Deferred revenue	(208,849)	(219,446)

Net cash provided by operating activities	150,268	134,549

Investing activities
Purchase of property, plant and equipment	(173,568)	(115,462)
Proceeds from sales of property, plant and equipment	35,102	888
Cash paid for acquisitions, net of cash acquired	(6,288)	—
Proceeds from sale of financial and intangible assets	2,186	—
Other	2,612	390

Net cash used in investing activities	(139,956)	(114,184)

Financing activities
Capital lease payments	(1,337)	(1,294)
Payment of financing costs	(14,709)	(42,542)
Repayment of debt	(1,195,999)	(1,722,335)
Issuance of debt	1,253,837	1,599,405
Capital contribution from Parent	—	20,000
Transfer to Parent	(7,500)	—
Dividends paid to minority interest	(600)	(618)

Net cash provided by (used in) financing activities	33,692	(147,384)

Effect of exchange rate changes on cash	35	(16)
Increase (decrease) in cash and cash equivalents	44,039	(127,035)
Cash and cash equivalents
Beginning of period	64,156	144,103

End of period	108,195	17,068

See accompanying notes.

CABLECOM HOLDINGS AG AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2005 and 2004

1.	Basis of Presentation
      The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all of the information required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments), considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005. For further information, refer to the consolidated financial statements and footnotes for the year ended December 31, 2004, the period from November 13, 2003 to December 31, 2003 and the period from January 1, 2003 to November 12, 2003.
      Cablecom Holdings AG was incorporated on October 7, 2003 in Zurich, Switzerland, in order to perform certain holding activities for the Group (Cablecom Holdings AG, Cablecom GmbH, its interest in equity method investees and its subsidiaries are referred to as the “Group”, “Cablecom” or the “Company”). Cablecom Holdings AG was incorporated as a result of a series of transactions in 2003 as described below. In addition, certain subsidiaries in Luxembourg were incorporated in 2004 to provide financing and other corporate services for Cablecom GmbH.
      On November 12, 2003, Cablecom had approximately CHF 3,792 million in bank debt (including accrued interest payments) that became due on April 30, 2003 as a result of cross default provisions triggered by the Chapter 11 filing of NTL Europe, Inc. and had been extended to November 19, 2003. Prior to November 12, 2003, Cablecom and certain of its subsidiaries were “overindebted” under Swiss law. As a result Cablecom and its subsidiaries, but for a series of transactions, could have been required to file for insolvency proceedings in Switzerland. Cablecom and its lenders were involved in a series of transactions resulting in a change of ownership and a modification of the terms of the Group’s debt.
      The principal modifications were:

•	The outstanding principal amount of the debt would be reduced from approximately CHF 3.8 billion to approximately CHF 1.7 billion.

•	The facility would be split into two tranches, one with a final maturity date of December 31, 2009, and one with a final maturity date of June 30, 2010.

•	Cablecom’s lenders, through an entity controlled by them, would acquire control of substantially all of Cablecom’s share capital with the Company’s remaining interest being acquired by new members of the new shareholder group.
      A series of transactions related to Cablecom’s debt and equity on those basic terms were completed on November 12, 2003, and as a result, NTL Europe, Inc., the controlling shareholder of Cablecom, transferred its ownership to Glacier Holdings S.C.A., an entity controlled by the debt holders (“Glacier” or “Parent”). As a result of the transfer, a new basis of accounting was established at November 12, 2003, as reflected in the consolidated financial statements. In effect, Glacier’s basis in Cablecom’s assets and liabilities has been “pushed down” to the Group’s financial statements as of November 12, 2003.

CABLECOM HOLDINGS AG AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)

2.	Acquisitions
      During 2005, the Company entered into four business combination transactions and acquired the following interests:

(a) the remaining 41.5% of the voting shares of KASAG on January 3, 2005 (cable network);

(b) 100% of the voting shares of Unified Business Solutions AG on May 24, 2005 (Internet voice information technology);

(c) 100% of the voting shares of Radio TV Riedo AG (cable network) on June 30, 2005; and

(d) 100% of the voting shares of Medicom AG (cable network) on June 27, 2005.
      In the aggregate, the total cost of the above listed acquisitions amounted to CHF 7.3 million including acquisition costs of approximately CHF 0.2 million. The transactions completed during this period are immaterial to the Group’s financial statements.

3.	Property, Plant and Equipment
      During 2005, the Company completed the sale/leaseback of the headquarters’ office building at Zollstrasse 42 in Zurich. Cash proceeds of CHF 32.6 million were received. Upon execution of the sale/leaseback transaction, property costs of CHF 24.3 million and accumulated depreciation of CHF 4.1 million were removed from the Company’s books resulting in a gain of CHF 12.4 million being amortized over the term of the operating lease until March 2020. No gain was recorded at the time of the transaction. Total future minimum lease payments under the operating lease amounts to CHF 17.3 million.

4.	Long-term debt and capital leases
      Long-term debt and capital leases consist of:

	September 30,	December 31,
	2005	2004

	(In CHF thousands)
Term Loan Facility	—	1,202,222
9.375% EUR 290 million bonds (Senior Notes)	441,288	437,051
Senior Secured Notes	1,283,049	—
Capital lease obligations	28,342	28,617
Mortgages and other long-term debt	4,996	3,582

Total debt and capital leases	1,757,675	1,671,472
Less: Current portion of debt and capital leases	(1,700)	(25,813)

Long-term debt and capital leases	1,755,975	1,645,659

      The current portion of long-term debt in the amount of CHF 46.3 million and CHF 23.2 million has been reclassified to long-term debt at September 30, 2005 and December 31, 2004, respectively, in accordance with Statement of Financial Accounting Standards No. 6, “Classification of Short-Term Obligations Expected To Be Refinanced”, as the Group refinanced these obligations during 2005 with new long-term senior credit facilities.

CABLECOM HOLDINGS AG AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
Refinancing of debt and financial instruments
      As part of the overall strategic finance plan, the Company refinanced the Term Loan Facility consisting of term loan facilities A, B and C on April 8, 2005, by issuing floating rate Senior Secured Notes (Series A CHF 390.0 million and EUR 200.0 million and Series B EUR 375.0 million) with net proceeds of CHF 1.3 billion. The revolving credit facility was replaced on April 8, 2005 as a result of the Senior Secured Notes refinancing of the Term Loan Facility with a new revolving credit facility which matures in 2010. The new revolving credit facility is for CHF 150 million of available principal, and although it has limited security over assets of Cablecom GmbH, the new revolving credit facility is in general pari-passu with the 2005 Senior Secured Notes. The revolving credit facility is unused as of September 30, 2005.
      As a result of the de-designation of all prior year swaps relating to the financing of the Term Loan Facility (term loan facilities A, B and C), the fair value changes of the derivatives and the currency exchange gains and losses for the new debt denominated in Euro are recognized in the statement of operations. Changes in fair value will be recognized in financial income/ expense until the maturity of the derivatives.
      Following is an overview of the new financing of April 8, 2005, and related new and adjusted hedging instruments.
Overview of debt as of September 30, 2005

							Carrying
					Gross	Net	Amount at
					Proceeds of	Proceeds of	Amortized
		Effective			New Debt	New Debt	Cost at
		Interest			Issued	Issued	September 30,
	Original Interest Rate	Rate	Maturity	Nominal Value	April 8, 2005	April 8, 2005	2005

	(in thousands)
					(CHF in thousands)
Floating Rate Senior Secured Notes
Series A CHF Notes	Libor +2.625%	5.016%	2010	CHF 390,000	390,000	380,682	391,580
Series A EUR Notes	Euribor +2.500%	6.047%	2010	EUR 200,000	311,140	303,706	309,985
Series B EUR Notes	Euribor +2.750%	6.396%	2012	EUR 375,000	583,388	569,449	581,484

					1,284,528	1,253,837	1,283,049

CHF 150 million revolving credit facility	Libor +2.25%	Libor +2.25%	2010	CHF 150,000			—
Debt issued in prior years
EUR 290 million 9.375% Senior Notes	9.375%	9.768%	2014	EUR 290,000			441,288
Capital lease obligations	—	5%-7%					28,342
Other debt	3%-6%	5%-6%					4,996

Total short-term and long-term debt							1,757,675

      The Senior Secured Notes are subject to certain covenants which will limit, among other things, the Group’s ability to: incur additional indebtedness, pay dividends or make other distributions, make certain other restricted payments and investments, create or permit to exist liens, impose restrictions on the ability of the

CABLECOM HOLDINGS AG AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
subsidiaries to pay dividends or make other payments, transfer or sell assets, merge or consolidate with other entities, and enter into transactions with affiliates. Each of the covenants is subject to a number of exceptions and qualifications.
      The Senior Secured Notes benefit from credit support in form of a first-ranking security on certain intercompany loans and the shares in Cablecom GmbH (share pledge).
      The Group entered into and adjusted various interest rate swap and cross-currency swap agreements. These swaps result in an economic hedge of approximately all foreign exchange risk and approximately 87% of the interest rate risk as of September 30, 2005. All derivative instruments related to the Term Loan Facility were de-designated as hedges as the underlying was liquidated. The associated unrealized loss on cash flow hedges of CHF 23.2 million was reclassified to net gain (loss) on derivative instruments in the statement of operations for the nine months ended September 30, 2005.

CABLECOM HOLDINGS AG AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
      An overview of cross-currency and interest rate swaps as of September 30, 2005 follows (including the new and adjusted swaps relating to the April 2005 refinancing):

						Final
						Exchange	Fair Value
				FX	Notional (in	Rate	(In CHF
Product	CHF Rate	FX Rate	Maturity Date	Currency	Thousands)	CHF	Thousands)

EUR-CHF cross currency swap(1)	8.41%	9.74%	April 15, 2007	EUR	96,667	1.55%	480
EUR-CHF cross swap(1)	8.33%	9.74%	April 15, 2007	EUR	193,333	1.55%	1,314
EUR-CHF cross currency swap(2)	2.50%	2.50%	April 15, 2008	EUR	100,000	1.55%	113
EUR-CHF cross currency swap(2)	2.50%	2.50%	April 15, 2008	EUR	100,000	1.55%	115
EUR-CHF cross currency swap(2)	2.74%	2.75%	April 15, 2008	EUR	58,333	1.55%	81
EUR-CHF cross currency swap(2)	2.75%	2.75%	April 15, 2008	EUR	58,333	1.55%	65
EUR-CHF cross currency swap(2)	2.76%	2.75%	April 15, 2008	EUR	58,333	1.55%	29
EUR-CHF cross currency swap(2)	2.71%	2.75%	April 15, 2008	EUR	75,500	1.55%	208
EUR-CHF cross currency swap(3)	2.85%	2.75%	July 15, 2009	EUR	54,750	1.52%	1,616
EUR-CHF cross currency swap(3)	2.85%	2.75%	July 15, 2009	EUR	69,750	1.52%	2,058
USD-CHF cross currency swap(6)	3.39%	3.25%	September 15, 2009	USD	58,620	1.24%	2,908
USD-CHF cross currency swap(6)	3.86%	3.60%	September 15, 2009	USD	56,380	1.24%	2,480
USD-CHF cross currency swap(6)	3.01%	3.25%	September 15, 2009	USD	58,620	1.24%	(3,972)
USD-CHF cross currency swap(6)	3.28%	3.60%	September 15, 2009	USD	56,380	1.24%	(4,011)

Fair value, net							3,484

					Fair Value
	Fixed			Notional (in	(In CHF
Product	Rate	Maturity Date	Currency	Thousands)	Thousands)

Interest rate top-up swap(4)	1.38%	April 15, 2008	CHF	183,535	(135)
Interest rate top-up swap(4)	1.45%	April 15, 2008	CHF	100,000	(207)
Interest rate top-up swap(4)	1.45%	April 15, 2008	CHF	100,000	(207)
Interest rate step-up swap(5)	1.62%	July 15, 2009	CHF	251,580	(9,649)
Interest rate step-up swap(5)	1.65%	July 15, 2009	CHF	247,040	(7,753)
Interest rate step-up swap(5)	1.65%	July 15, 2009	CHF	272,545	(10,726)

Fair value, net					(28,677)

Total fair value, net					(25,193)

Gross positive fair value					11,467
Gross negative fair value					(36,660)

(1)	EUR/ CHF cross currency swaps relating to the EUR 290 million bonds. These swaps remain unchanged. Hedge accounting continues in 2005.

CABLECOM HOLDINGS AG AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)

(2)	EUR/ CHF cross currency swaps entered into on April 19 and 20, 2005 relating to the new Senior Secured Notes (series A and B denominated in EUR). No hedge accounting is applied.

(3)	EUR/ CHF cross currency swaps adjusted on May 17, 2005. Hedge accounting is discontinued in 2005.

(4)	CHF interest rate swaps entered into on April 15, 2005 to hedge part of the notional value of floating rates of new Senior Secured Notes. One swap with decreasing amounts as from July 17, 2006. Hedge accounting is applied.

(5)	CHF step-up interest rate swaps adjusted on May 12, 13 and 17 with decreasing notional values and dates similar to prior year step-up swaps. Hedge accounting is discontinued in 2005.

(6)	USD/ CHF cross currency swaps and offset swaps entered into on July 7, 2004 and March 15, 2005. Hedge accounting of prior year swaps discontinued in 2005. New offset swaps match with prior year swaps.

Stock split and conversion of shareholder loan to equity
      On September 26, 2005, the Group completed a 1 for 2,500 stock split of its common stock. Following the stock split, the par value of the common stock was CHF 0.40 per share. The Group also converted a CHF 20,000 capital contribution from its Parent to common stock by completing an equity conversion and issuing 50 million shares of its common stock.
5.     Fair values of financial instruments
      The Group uses certain methods and assumptions in estimating its fair value disclosures for financial instruments.
      Carrying amounts of the Company’s financial instruments including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses as reported in the consolidated balance sheets approximate fair value. The carrying amounts of the Senior Secured Notes approximate their fair values as the debt does not have a fixed interest rate. At September 30, 2005, the Senior Notes have an estimated fair value and carrying value of CHF 507.1 million and CHF 441.3 million, respectively.

6.	Employee benefit plans
      The following table sets forth the net pension cost for all our plans:

	Nine Months Ended
	September 30,

	2005	2004

	(in CHF thousands)
Service cost, net	7,490	6,180
Interest cost	8,852	8,090
Expected return on plan assets	(7,844)	(6,745)

Net periodic pension cost	8,498	7,525

7.	Commitments and contingent liabilities

Legal claims
      The Group is involved with employment claims and other legal proceedings that are incidental to its normal business activities. In the opinion of management, the ultimate outcome of these matters will not have

CABLECOM HOLDINGS AG AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
a material effect on the Group’s consolidated financial statements beyond what is described in the following paragraphs:

Teleclub litigation
      Cablecom is involved in proceedings before the Competition Commission initiated by Teleclub. Teleclub seeks to compel Cablecom to distribute Teleclub’s digital programs over a set-top box of its own choosing alleging that Cablecom hold and abuse a dominant position in the market. In addition, Teleclub alleges that Cablecom and the members of Swisscable engage in a concerted practice boycotting Teleclub. In September 2002, the Competition Commission granted interim measures ordering Cablecom, among other things, to transmit the digital television signals of Teleclub and allow the installation of Teleclub’s proprietary set-top boxes on the Cablecom network. The Competition Commission held that, with high likelihood, Cablecom is dominant in the market of distribution of television signals via cable network in Switzerland and its denial to accept Teleclub’s set-top box would be abusive and unlawful under the Cartels Act.
      Although Cablecom appealed the decision of the Swiss Competition Commission, the interim measures imposed by the Commission continued to be effective. In March 2003, the Appeals Commission rejected Cablecom’s appeal and consequently it filed an appeal with the Swiss Federal Court.
      In September 2003, the Swiss Federal Court reversed the Competition Commission’s decision on the interim measures that required Cablecom to allow Teleclub to use its own set-top box on the Cablecom network. Although the Swiss Federal Court stated that it assumes that Cablecom holds a dominant position in the market of distribution of television signals via cable networks in Switzerland, it held that it could not be excluded that Cablecom’s denial to accept Teleclub’s set-top box on its network may be justified by legitimate business reasons. The Competition Commission is continuing its investigation into whether Cablecom’s application of digital standards or digital platform to the distribution of Teleclub’s signal may constitute an abuse of a dominant position in the market. Teleclub may be granted the relief requested, Cablecom may be found to have violated the Cartels Act and Cablecom may be subject to administrative fines and additional civil litigation.
      In the same proceedings, Teleclub has petitioned the Competition Commission to permit Teleclub to provide pay-per-view services over the Group’s network. The Competition Commission has not taken any further action in this respect although Cablecom has notified the Competition Commission that it was granting Chellomedia the exclusive right to provide a pay-per-view service on the Cablecom network for a period of three years. However, Cablecom cannot conclude that the Competition Commission will at a later point of time initiate proceedings and prohibit the exclusivity clause with Chellomedia.
      Following the decision of the Swiss Federal Court, in June 2004 Teleclub agreed in principle to migrate its digital programs to the Cablecom digital platform for the period until a legally enforceable decision of the Competition Commission in the still pending main proceedings has been obtained. At the same time, Teleclub agreed to new commercial terms. These terms, among others, define the number of Teleclub’s programs carried and provide that Cablecom is entitled to a share of the revenues generated by Teleclub. Despite this new agreement, Teleclub refused to pay the amount resulting from the distribution of Teleclub’s digital program and questioned the validity of the agreement. It also refused to migrate to the Cablecom platform. Therefore, Cablecom has requested the Competition Commission on June 2, 2005 to issue interim measures enforcing such migration. In November 2004, Cablecom filed a lawsuit against Teleclub before the Commercial Court of the Canton of Zurich claiming remuneration for the distribution of Teleclub’s program based upon the new interim agreement. The Court has not yet given its decision on this matter. Should this legal proceeding have an adverse outcome to Cablecom, its business could be adversely affected. In August 2005, Teleclub announced that it intended to distribute additional programs through the Cablecom network starting September 1, 2005, to which Cablecom objected. Teleclub has threatened that they will bring claims

CABLECOM HOLDINGS AG AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
for damages should Cablecom refuse to carry their additional programs. Cablecom believes the carrying of additional programs is not covered by the terms of the existing contracts between Cablecom and Teleclub.
      In parallel to the proceedings before the Competition Commission, Teleclub has also filed an analogous request with Federal Office for Communication (“OfCom”) based on provisions in the Radio and Television Act that entitle the authorities to force a network operator to distribute programs to the extent such network operator has sufficient network capacity available or the program specifically contributes to the public interests addressed in the Act.
      Cablecom could be materially adversely affected should any of these legal proceedings, which Cablecom expect may continue for several years until a non-appealable decision has been made, have an adverse outcome to Cablecom.

Preliminary investigation on encryption of the digital basic offering
      In October 2002, the Competition Commission investigated whether the encryption of Cablecom’s digital basic offering constitutes an abuse of a dominant position under the Cartels Act, as Cablecom’s encryption would prevent reception of such programs through any alternative set-top box.
      Following the decision of the Swiss Federal Court of September 5, 2003, that overruled the initial interim measures imposed by the Competition Commission, the Competition Commission has suspended its investigation until a final determination will be made in the proceedings between Cablecom and Teleclub on the question of whether and under what circumstances Cablecom is obligated to allow third parties to deploy their set-top boxes on the Cablecom network. However, should this legal proceeding be resumed and have an adverse outcome, Cablecom may be subject to fines and sanctions under the Cartels Act and may be required to make its digital service available through alternate set-up boxes. For the same reasons set out above, the Competition Commission has not acted following a complaint of the Swiss Price Regulator requesting that the Competition Commission intervene against Cablecom to require it to cease encryption of its digital signal and allow use of third-party set-top boxes on the Cablecom network and to prohibit bundling of set-top box rental and content subscription. The Group believes that the risk of a material negative outcome from the proceedings is remote.

Swiss advertising window dispute
      In August 2003 Cablecom received a letter from three German channel providers (Sat.1, ProSieben and Kabel 1) in which they threatened to institute proceedings against Cablecom if Cablecom refused to repay the total amount that the respective channel providers have paid to Cablecom for the distribution of Swiss advertising over its network from 1996 onwards. The channel providers claimed that the pricing arrangement with Cablecom, based on payment of a percentage of the relevant advertising revenues received by the channel providers, infringes the Cartels Act. They referred to the decision by the Competition Commission on interim measures in the Teleclub proceedings discussed above, which, based on preliminary fact finding and legal assessment process, held that Cablecom has a dominant position in the market for the distribution of television signals via cable networks in the German speaking part of Switzerland. The channel providers argue that the remuneration for the transmission of the advertising window under existing agreements with the channel providers is abusive and hence illegal and any amounts paid under these agreements should be refunded. Based on external legal advice, Cablecom has decided to refuse to repay such amounts. In its view, neither Swiss competition law nor the regulatory framework of the Radio and Television Act obligate Cablecom to transport the advertising windows at a lower price than the actual price charged. Although no further communication has been received and all outstanding bills have been paid by the relevant broadcasters reserving the right to claim back any amounts paid, it is possible that such German channel providers will

CABLECOM HOLDINGS AG AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
initiate legal proceedings. In total Cablecom estimates it has received payments of approximately CHF 22 million up to December 31, 2004.
      Simultaneously, a second group of German channel providers (RTL, RTL II and Vox), notified Cablecom of their intention to initiate a similar action, but no formal proceeding has been instituted. Cablecom estimates this second group has paid Cablecom a total amount of CHF 13 million from 1996 up to December 31, 2004 for the distribution of advertising windows. Should these proceedings be initiated and determined adversely against Cablecom, its revenues from local advertising windows would be materially reduced and Cablecom may be subject to fines and sanctions under the Cartels Act. In the event such disputes result in litigation, an adverse outcome thereof may have a material adverse effect on Cablecom’s cash flows. The Group believes that the risk of a material negative outcome from the proceedings is remote.

Swiss redistribution disputes
      German broadcasters ProSieben, Sat.1 and Kabel 1 instituted legal proceedings to prohibit the digital redistribution of their programs, claiming that the right to allow or prohibit redistribution lies with the broadcaster. In its decision of May 19, 2004, the Upper Court of Zurich dismissed the claim in this proceeding, stating that the right to prohibit the redistribution of radio and television programs lies exclusively with the competent Swiss national collecting society. This decision was upheld by the Court of Cassation of the Canton of Zurich. In light of this decision, ProSieben, Sat.1 and Kabel 1 have withdrawn their appeal to the Swiss Federal Court. It has consequently been confirmed that payment of the copyright fees in accordance with the applicable tariffs for the programs in question constitutes sufficient permission to broadcast these channels.
      Similarly, the BBC and the competent Swiss collecting society have filed a lawsuit against another cable operator GGA Maur. The lawsuit seeks to prohibit GGA Maur from redistributing certain BBC programs on the basis that such programs were broadcasted via satellite through a U.K. feed and were directed only to the United Kingdom. In the proceedings, GGA Maur has taken the position that all programs that can be received with average effort and an average satellite dish can be considered to be directed toward the Swiss general public, and, consequently, covered by the applicable tariff of the national collecting society. Under this view, payment of the copyright fees for the programs in question would constitute sufficient permission to broadcast these programs. The case is currently pending before the Upper Court of Zurich, which has refused to grant preliminary relief. Cablecom also redistributes the BBC programs in question. In April 2004, the BBC requested that Cablecom cease redistributing the BBC programs in question, and has threatened legal action if Cablecom fails to comply with the BBC request. In Cablecom’s view, GGA Maur’s above stated position is correct, and therefore Cablecom has refused to cease redistribution.
      An adverse outcome of any of these proceedings could have a material adverse effect on Cablecom’s business, its results of operations and its cash flows. Given that Cablecom opposes the channel providers’ respective positions and has not altered its conduct, if an action were to be brought against Cablecom and its conduct were held to be unlawful under the Copyright Act, the cost of its content would increase substantially. The Group believes that the risk of a material negative outcome from the proceedings is remote.

Supervisory Proceeding regarding the compliance with the Digital Cinema License
      In April 2005, OfCom instituted supervisory proceedings regarding its compliance with the Digital Cinema License, after Teleclub had filed a complaint against OfCom that OfCom initially had not taken any action against Cablecom following a first complaint by Teleclub alleging a violation of its license conditions.

CABLECOM HOLDINGS AG AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
      Pursuant to the license, the rental or purchase of its set-top box shall not be bundled with the subscription of its services (“Cablecom digital cinema”) and Cablecom shall allow access of third parties to its set-top boxes through an open interface enabling them to independently manage their services.
      Cablecom is of the view that the applicable license conditions lack the necessary legal basis and therefore are void as neither the Radio and Television Act nor the Cartels Act provides legal basis for such license conditions. Furthermore, in Cablecom’s view, the question whether Teleclub or any other broadcaster is allowed to install its own digital platform on the Cablecom network is subject of a pending proceeding before the Competition Commission. In this proceeding, related to interim measures, the Swiss Federal Court has taken the view that it could not be excluded that its denial to accept Teleclub’s set-top box on its network may be justified by legitimate business reasons.
      If OfCom concludes that Cablecom has violated its license obligations, the Federal Council may withdraw the license, impose a maximum fine of CHF 0.1 million and/or order Cablecom to comply. Cablecom may also decide to request a change of the license conditions. The Company believes that the risk of a material negative outcome from the proceedings is remote.

Capital gains of former shareholders in acquired businesses
      In 2000, the Group acquired a company which was subsequently merged with other group companies. As a result of these mergers, the respective cantonal tax authorities ruled that the capital gain realized by the former shareholders will be taxed, assuming an indirect liquidation. The Group and the former shareholders have appealed against this decision. Based on the current practice of the Supreme Court, it is probable that the amount of CHF 2.8 million, included in current liabilities in the consolidated balance sheet, will become due.
8.     Events After the Balance Sheet Date

Business Combination
      On October 24, 2005, Liberty Global Switzerland, Inc. (“Liberty”) acquired 100% of the outstanding shares of Cablecom Holdings AG for a total cash consideration of CHF 2.8 billion.

Implementation of planned reorganization
      On November 8, 2005, the Group announced a plan to reduce its workforce by approximately 15% by the end of 2006. Out of the total of 1,750 current employees, approximately 80 were laid off before the end of 2005. These reductions represent an adjustment to current market conditions and are a consequence of the recent acquisition by Liberty. This reduction in workforce will come about by a combination of natural attrition, early retirements and layoffs. The planned reorganization will primarily affect the Network Management and Technology divisions, as well as support functions and upper management.

Pension Plan Change
      The Group cancelled its contract with its multi-employer pension fund effective at the end of 2005 and will introduce its own pension fund on January 1, 2006. The decision was taken by management with the consent of the Employee Committee and was the result of the pension fund changing from a defined benefit plan to a defined contribution plan according to Swiss Law (which is treated as a defined benefit plan under generally accepted accounting principles in the United States). Cablecom management guarantees to all insured parties at least equivalent coverage as if they had remained in the pension fund. Currently it is still undetermined whether the Cablecom retirees will remain in the pension fund or be transferred to the new Cablecom pension fund.

CABLECOM HOLDINGS AG AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)

Softswitch
      As of January 20, 2005, the Group and Siemens have entered into an agreement whereby Siemens will provide to the Group an enhanced solution for digital phone services (“backbone”) provided to the Group’s residential and business customers. Siemens will provide the design, construction and installation of the backbone. In exchange, the Group will pay on a ‘pay-as-you-grow’ scheme which is premised on payments made based on the number of customer subscriber lines or channels used on the backbone. After acceptance of the system, the contract will be booked as a capital lease with a minimum contract amount of CHF 15.6 million.

December 2005 refinancing
      On December 5, 2005, Cablecom entered into a facilities agreement dated as of December 5, 2005 (the Facilities Agreement), with certain banks and financial institutions (the Term Lenders). The Facilities Agreement provides the terms and conditions upon which (i) the Term Lenders will make available to Cablecom certain term loans in an aggregate principal amount not to exceed CHF 1,330 million and (ii) the lenders under Cablecom’s existing revolving credit facility will make available to Cablecom a revolving credit facility in an aggregate principal amount not to exceed CHF 150 million, which will replace the existing revolving credit facility.
      On December 8, 2005, the Group refinanced a portion of the Senior Secured Notes (Series A CHF 390.0 million and EUR 200.0 million and Series B EUR 375.0 million) by issuing a floating rate term loan with gross proceeds of CHF 268.7 million.
      As a result of this refinancing, the Group incurred charges relating to fees paid and amortization of financing fees due to the retirement of the mentioned debt which was carried at amortized cost. In addition, the Group ceased to use hedge accounting on related financial hedges which will have an impact on income in the fourth quarter of 2005.
      The following is an overview of the refinancing as of December 8, 2005:

	Original Interest		Original Par	Par Amount
Floating Rate Senior Secured Notes	Rate	Maturity	Amount	Refinanced

	(In thousands)
Series A CHF Notes	Libor + 2.625%	2010	CHF 390,000	CHF 132,983
Series A EUR Notes	Euribor + 2.5%	2010	EUR 200,000	EUR 42,817
Series B EUR Notes	Euribor + 2.75%	2012	EUR 375,000	EUR 39,984
      In connection with Liberty’s acquisition of Cablecom, under the terms of its existing notes, Cablecom was required to effect a change of control offer (the Change of Control Offer) for the existing notes. The Change of Control Offer expired on November 30, 2005. As announced by Cablecom on December 9, 2005, Cablecom has made payment to the tendering noteholders in the aggregate amount of CHF 133 million and €83 million. This amount, together with the costs and expenses of effecting the Change of Control Offer, were funded by a term loan.
      On December 9, 2005, in addition to announcing the results of the Change of Control Offer, Cablecom announced its intention to call for redemption all existing floating rate notes not tendered in the Change of Control Offer, at a redemption price of 102% of their respective principal amounts, plus accrued and unpaid interest through the date of redemption. Cablecom delivered notice of this redemption to the applicable noteholders on or about December 15, 2005. The funds required to effect this redemption, including the costs and expenses of effecting the redemption, will be financed by term loans.

CABLECOM HOLDINGS AG AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)

New business relationship
      The Group entered into an agreement with TDC Switzerland AG on December 5, 2005. The long-term partnership arrangement is based on an initial duration of 5 years and contains a full mobile product portfolio to be established with a range of Cablecom specific rate plans. During the term of the agreement Cablecom is bound to exclusivity and must in particular not enter into a similar arrangement with another mobile operator. Other than contractual obligations, the agreement contains no minimum commitments or penalties. Remuneration is based on a revenue share model.

REPORT OF INDEPENDENT AUDITORS
The Shareholder of Cablecom Holdings AG
      We have audited the accompanying consolidated balance sheets of Cablecom Holdings AG and Subsidiaries (the “Group”) as of December 31, 2004 and 2003 (Successor), and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for the year ended December 31, 2004 (Successor), the period from November 13, 2003 to December 31, 2003 (Successor), and the period from January 1, 2003 to November 12, 2003 (Predecessor). These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Group’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cablecom Holdings AG and Subsidiaries at December 31, 2004 and 2003 (Successor), and the consolidated results of their operations and their cash flows for the year ended December 31, 2004 (Successor), the period from November 13, 2003 to December 31, 2003 (Successor), and the period from January 1, 2003 to November 12, 2003 (Predecessor) in conformity with accounting principles generally accepted in the United States.
      As discussed in Note 1 to the consolidated financial statements, a series of transactions was completed on November 12, 2003 resulting in a transfer of 100% of the Group’s ownership to an entity controlled by its debt holders and modification of the terms of the Group’s outstanding debt. The new Parent’s basis in the Group’s assets and liabilities has been pushed down to the Group’s financial statements. As a result, the consolidated financial statements of the Successor reflect the new Parent’s basis of accounting and are presented on a different basis than those of the Predecessor and, therefore, are not comparable.
Ernst & Young AG

/s/ Yves Vontobel	/s/ Eric Ohlund
Yves Vontobel	Eric Ohlund
Swiss Certified Accountant	Certified Public Accountant
(in charge of the audit)
Zurich, Switzerland
January 6, 2006

CABLECOM HOLDINGS AG AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31,

	2004	2003

	(In CHF thousands, except
	per share and share
	amounts)
ASSETS
Current assets
Cash and cash equivalents	64,156	144,103
Accounts receivable — trade, less allowance for doubtful accounts of CHF 14,115 in 2004 and CHF 12,366 in 2003	245,286	253,440
Other accounts receivable	1,914	4,941
Unbilled receivables	14,174	12,190
Inventories	14,238	15,868
Other current assets	28,465	12,923

Total current assets	368,233	443,465
Non-current assets Property, plant and equipment, net	1,505,017	1,596,254
Goodwill	785,077	785,077
Intangible assets, net	209,452	220,142
Investment in affiliates	6,790	6,122
Deferred financing costs	13,281	—
Other non-current assets	5,291	4,567

Total assets	2,893,141	3,055,627

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	60,838	24,416
Financial derivatives	35,913	34,700
Accrued expenses	58,434	41,160
Income taxes payable	2,087	5,648
Interest payable	13,606	19,889
Current portion of deferred revenue	358,859	356,016
Other current liabilities	38,977	34,392
Current portion of long-term debt and capital leases	25,813	6,923

Total current liabilities	594,527	523,144
Non-current liabilities
Long-term debt and capital leases	1,645,659	1,749,977
Deferred revenue	23,083	3,078
Pension liability	90,683	91,366
Other non-current liabilities	13,028	7,635

Total liabilities	2,366,980	2,375,200

Commitments and contingent liabilities
Minority interest	13,630	12,134

Shareholders’ equity
Common stock — CHF 1,000 par value; authorized 100 shares; issued and outstanding 100 shares in 2004 and in 2003	100	100
Additional paid-in capital	738,615	701,388
Accumulated other comprehensive income (loss)	(25,055)	140
Accumulated deficit	(201,129)	(33,335)

Total shareholders’ equity	512,531	668,293

Total liabilities and shareholders’ equity	2,893,141	3,055,627

See accompanying notes.

CABLECOM HOLDINGS AG AND SUBSIDIARIES
Consolidated Statements of Operations

	Successor Company		Predecessor Company

		Period from	Period from
		November 13,	January 1,
	Year Ended	2003 to	2003 to
	December 31,	December 31,	November 12,
	2004	2003	2003

	(In CHF thousands)
Revenues
Operating revenue, net	709,148	95,414	548,381
Operating costs and expenses
Cost of goods and services	(235,826)	(30,295)	(176,965)
Selling, general and administrative (SG&A)	(189,366)	(31,019)	(170,358)
Stock-based compensation (primarily SG&A)	(23,675)	—	—
Depreciation and amortization	(296,475)	(43,198)	(243,006)
Restructuring costs and other operating (charges) credits	(344)	(2,514)	132

	(745,686)	(107,026)	(590,197)

Operating loss	(36,538)	(11,612)	(41,816)

Other income (expense)
Equity in earnings (losses) of affiliates	821	(217)	1,046
Net gain (loss) on derivative instruments	16,452	(776)	7,677
Interest expense	(90,665)	(21,098)	(1,916,391)
Loss on debt modification	(53,812)	—	—
Foreign currency transaction gains (losses), net	373	(190)	2,949
Other non-operating income	2,027	89	1,056
Minority interest	(2,142)	580	(2,040)

Loss before income taxes	(163,484)	(33,224)	(1,947,519)

Income tax expense	(4,310)	(111)	(719)

Net loss	(167,794)	(33,335)	(1,948,238)
Foreign currency translation adjustments	6,488	140	84
Unrealized loss on cash flow hedges	(31,683)	—	—

Comprehensive loss	(192,989)	(33,195)	(1,948,154)

See accompanying notes.

CABLECOM HOLDINGS AG AND SUBSIDIARIES
Consolidated Statements of Shareholders’ Equity (Deficit)

				Accumulated Other Comprehensive
				Income (Loss)

						Total
	Common Stock					Accumulated
	CHF 1,000		Additional		Net	Other		Total
	Par Value		Paid-In	Foreign	Unrealized	Comprehensive		Shareholders’
			Capital	Currency	Losses on	Income	Accumulated	Equity
	Shares	Par	(Deficit)	Translation	Derivatives	(Loss)	Deficit	(Deficit)

	(In CHF thousands, except share amounts)
Balance, December 31, 2002	2,000	2,000	—	89	—	89	(1,210,045)	(1,207,956)

Predecessor Company
Balance, January 1, 2003	2,000	2,000	(2,000)	—	—	—	—	—
Push down of Parent expenses (see Note 9)	—	—	57	—	—	—	—	57
Net loss	—	—	—	—	—	—	(1,948,238)	(1,948,238)
Foreign currency translation adjustments	—	—	—	84	—	84	—	84

Balance, November 12, 2003	2,000	2,000	(1,943)	84	—	84	(1,948,238)	(1,948,097)

Successor Company
Balance, November 13, 2003	2,000	2,000	699,275	—	—	—	—	701,275
Push down of Parent expenses (see Note 9)	—	—	113	—	—	—	—	113
Capital contributions from Parent and reverse stock split	(1,900)	(1,900)	2,000	—	—	—	—	100
Net loss	—	—	—	—	—	—	(33,335)	(33,335)
Foreign currency translation adjustments	—	—	—	140	—	140	—	140

Balance, December 31, 2003	100	100	701,388	140	—	140	(33,335)	668,293
Capital contribution from Parent	—	—	20,000	—	—	—	—	20,000
Stock-based compensation	—	—	23,675	—	—	—	—	23,675
Transfer to Parent	—	—	(15,000)	—	—	—	—	(15,000)
Push down of Parent expenses (see Note 9)	—	—	8,552	—	—	—	—	8,552
Net loss	—	—	—	—	—	—	(167,794)	(167,794)
Foreign currency translation adjustments	—	—	—	6,488	—	6,488	—	6,488
Unrealized loss on cash flow hedges	—	—	—	—	(31,683)	(31,683)	—	(31,683)

Balance, December 31, 2004	100	100	738,615	6,628	(31,683)	(25,055)	(201,129)	512,531

See accompanying notes.

CABLECOM HOLDINGS AG AND SUBSIDIARIES
Consolidated Statements of Cash Flows

			Predecessor
	Successor Company		Company

		Period from	Period from
		November 13,	January 1,
	Year Ended	2003 to	2003 to
	December 31,	December 31,	November 12,
	2004	2003	2003

	(In CHF thousands)
Operating activities
Net loss	(167,794)	(33,335)	(1,948,238)
Adjustment to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	296,475	43,198	243,006
Provision for doubtful accounts	1,749	(1,835)	2,377
Stock-based compensation (primarily SG&A)	23,675	—	—
Push down of expenses by Parent	8,552	113	57
Equity in losses (earnings) of affiliates	(821)	217	(1,046)
Net gain on disposal of assets	(1,745)	(28)	(132)
Loss on debt modification	53,812	—	—
Net (gain) loss on derivative instruments	(16,452)	776	(7,677)
Amortization of deferred financing costs and non-cash interest	2,127	451	23,825
Minority interest	2,142	(580)	2,040
Foreign currency (gain) loss	(373)	190	(2,949)
Accretion of debt discount	—	—	1,774,441
Effect of changes in operating assets and liabilities
Accounts receivable trade	6,405	(75,860)	141,107
Other accounts receivable	3,027	3,253	(2,808)
Unbilled receivables and other assets	(18,250)	(3,663)	4,008
Inventories	1,630	5,944	2,144
Accounts payable	36,422	(15,186)	(16,540)
Interest payable	(6,283)	19,720	(22,300)
Accrued expenses, other liabilities	11,596	33,480	(46,088)
Income taxes payable	(3,561)	2,930	(2,080)
Deferred revenue	22,848	118,763	(75,712)

Net cash provided by operating activities	255,181	98,548	67,435

Investing activities
Purchase of property, plant and equipment	(195,527)	(43,996)	(127,156)
Proceeds from the sale of property, plant and equipment	5,286	—	420
Other	269	(1,379)	900

Net cash used in investing activities	(189,972)	(45,375)	(125,836)

Financing activities
Capital lease payments	(1,765)	—	(1,583)
Payment of financing costs	(69,698)	—	—
Repayment of debt	(1,725,827)	—	(1,686,152)
Issuance of debt	1,632,779	—	1,718,429
Capital contribution from Parent	20,000	—	—
Dividends paid to minority interest	(618)	—	(417)

Net cash (used in) provided by financing activities	(145,129)	—	30,277

Effect of exchange rate fluctuations on cash and cash equivalents	(27)	21	181

Increase (decrease) in cash and cash equivalents	(79,947)	53,194	(27,943)
Cash and cash equivalents
Beginning of period	144,103	90,909	118,852

End of period	64,156	144,103	90,909

Supplemental disclosure of cash flow information
Cash paid during the year for interest exclusive of amounts capitalized	(141,710)	(995)	(139,326)
Additions to property, plant and equipment for capital leases	2,891	—	3,906
Income taxes paid	(3,338)	(186)	(1,182)
See accompanying notes.

CABLECOM HOLDINGS AG AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Years Ended December 31, 2004 and 2003
1.     Organization and business
      Cablecom Holdings AG was incorporated on October 7, 2003, in Zurich, Switzerland, in order to perform certain holding activities for the Group (Cablecom Holdings AG, Cablecom GmbH, its interest in equity method investees and its subsidiaries are referred to as the “Group,” “Cablecom” or the “Company”). Cablecom Holdings AG was incorporated as a result of a series of transactions in 2003 as described below. In addition, certain subsidiaries in Luxembourg were incorporated in 2004 to provide financing and other corporate services to Cablecom.
      Cablecom is a cable network operator offering its customers triple play products in cable television, broadband internet and fixed network telephony. In addition, Cablecom provides cable network companies with plant engineering and construction, as well as application and transmission services for television, telephony and internet. Finally, Cablecom provides data and voice services to small and medium sized companies.
      Cablecom GmbH and its subsidiaries were acquired on March 28, 2000, by NTL Incorporated (“Old NTL”) using a CHF 4.1 billion senior bank loan facility fully collateralized by the assets of Cablecom GmbH as the primary financing source of the acquisition. Throughout 2002, Old NTL and its subsidiaries, although not Cablecom, failed to make interest payments on some of the outstanding notes and failed to declare or pay dividends on certain series of its outstanding preferred stock due to a lack of available surplus under Delaware law.
      On May 8, 2002, Old NTL and certain of its subsidiaries as of that time (excluding Cablecom GmbH) each filed a pre-arranged joint reorganization plan (the “Plan”) under Chapter 11 of the U.S. Bankruptcy Code. Old NTL was renamed “NTL Europe, Inc.” and became the holding company for certain European and other assets of Old NTL (including Cablecom GmbH). The Plan was confirmed by the Bankruptcy Court on September 5, 2002. Old NTL operated its business as a debtor-in-possession subject to the jurisdiction of the U.S. Bankruptcy Court during the period from May 8, 2002 until January 10, 2003. The Plan became effective on January 10, 2003, at which time Old NTL emerged from Chapter 11 reorganization.
      Accordingly, Old NTL’s consolidated financial statements for periods prior to its emergence from Chapter 11 reorganization were prepared in accordance with the American Institute of Certified Public Accountants’ Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”). Upon its emergence from Chapter 11 reorganization, Old NTL adopted “fresh-start” reporting in accordance with SOP 90-7. For financial reporting purposes, the portion of the effects of the consummation of the Plan, as well as adjustments for fresh-start reporting directly related to Cablecom GmbH, have been pushed-down and recorded in the accompanying consolidated financial statements as of January 1, 2003.
      On November 12, 2003, Cablecom had approximately CHF 3,792 million in bank debt (including accrued interest payments) that became due on April 30, 2003 as a result of cross default provision triggered by Old NTL’s Chapter 11 filing, and had been extended to November 19, 2003. Prior to November 12, 2003, Cablecom and certain of its subsidiaries were “overindebted” under Swiss law. As a result, Cablecom and its subsidiaries, but for a series of transactions, could have been required to file for insolvency proceedings in Switzerland. Cablecom and its lenders were involved in a series of transactions resulting in a change of ownership and a modification of the terms of the Group’s debt.
      The principal modifications were:

•	The outstanding principal amount of the debt would be reduced from approximately CHF 3.8 billion to approximately CHF 1.7 billion.

CABLECOM HOLDINGS AG AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

•	The facility would be split into two tranches, one with a final maturity date of December 31, 2009, and one with a final maturity date of June 30, 2010.

•	Cablecom’s lenders, through an entity controlled by them, would acquire substantially all of Cablecom’s share capital.
      A series of transactions related to Cablecom’s debt and equity on those basic terms was completed on November 12, 2003, and as a result NTL Europe, Inc., the controlling shareholder of Cablecom, transferred its ownership to Glacier Holdings S.C.A., (“Glacier” or “Parent”) an entity controlled by the debt holders. As a result of the transfer, a new basis of accounting was established at November 12, 2003, as reflected in the consolidated financial statements. In effect, Glacier’s basis in Cablecom’s assets and liabilities has been “pushed down” to the Group’s financial statements as of November 12, 2003. The term “Predecessor” refers to Cablecom’s financial statements prior to the transfer and the term “Successor” refers to Cablecom’s financial statements subsequent to the transfer and resulting new basis of accounting.
2.     Significant accounting policies

Basis of presentation and use of estimates
      The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and are presented in Swiss Francs (“CHF”) except as noted. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.
      In conjunction with the January 1, 2003 fresh-start and November 12, 2003 purchase method of accounting, the carrying value of assets and liabilities were adjusted to their estimated fair value based primarily on independent third-party valuations. The significant accounting policies described further in Note 2 with regard to cost basis accounting are primarily related to the period subsequent to November 12, 2003.
      The Company also uses specialists who have applied certain methods and assumptions in estimating the fair value of financial instruments, including derivatives, stock compensation and actuarial liabilities associated with certain benefit plans. In addition, goodwill and long-lived asset impairment tests are assessed using fair value estimation techniques.
      Actual results may differ significantly from those estimates and such differences may be material to the financial statements. On an ongoing basis, management reviews its estimates based on currently available information. Changes in facts and circumstances may result in revised estimates.

Fresh-start reporting
      As discussed in Note 1, upon its emergence from Chapter 11 reorganization, Old NTL adopted fresh-start reporting in accordance with SOP 90-7. Old NTL adopted fresh-start reporting because the holders of its voting common shares immediately before filing and confirmation of the Plan received less than 50% of the voting shares of the emerging company, and because Old NTL’s reorganization value was less than its post-petition liabilities and allowed claims. Pursuant to fresh-start reporting, a new entity was deemed created for financial reporting purposes and the carrying value of assets and liabilities was adjusted. The carrying value of assets and liabilities were adjusted to their reorganization value that is equivalent to their estimated fair value. For financial reporting purposes, the portion of the effects of the Plan, as well as adjustments for fresh-start reporting directly related to Cablecom, have been pushed down and recorded in the accompanying consolidated financial statements as of January 1, 2003.

CABLECOM HOLDINGS AG AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
      Cablecom engaged an independent financial advisor to assist in the determination of its reorganization value as defined in SOP 90-7. Prior to Old NTL’s emergence from bankruptcy, Cablecom had approximately CHF 3.7 billion of debt and a consolidated accumulated deficit of CHF 1.2 billion. Cablecom and its independent financial advisor determined the Cablecom’s reorganization value was CHF 2.2 billion. This determination was based upon various valuation methods, including discounted projected cash flow analysis, selected comparable market multiples of publicly traded companies and other applicable ratios and economic information relevant to the operations of Cablecom. Certain factors that were incorporated into the determination of the Cablecom’s reorganization value included the following:

•	10 year cash flow projections;

•	Corporate income tax rate of 25%;

•	Present value discount factors of 12.5% to 25%, depending upon each asset category; and

•	Residual value representing the sum of the value beyond 10 years into perpetuity was calculated using the Gordon Growth Model.
      The cash flow projections are based on economic, competitive and general business conditions prevailing when the projections were prepared. They are also based on a variety of estimates and assumptions which, though considered reasonable by management, may not be realized, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Cablecom’s control. A change in the estimates and assumptions about revenue, operating cash flow, tax rates and capital expenditures may have had a significant effect on the determination of the Cablecom’s reorganization value.
      The reorganization resulted in the following gain on January 1, 2003 for the Group:

For the Day Ended
January 1,
2003

(In CHF thousands)
Adjustment — fixed assets	9,741
Adjustment — debt	1,646,306
Adjustment — goodwill	(718,175)
Adjustment — intangibles	286,798
Adjustment — all other	(16,714)

Gain	1,207,956

      The gain set forth in the table above has not been reflected in the accompanying consolidated statement of operations for the period from January 1, 2003 to November 12, 2003.

November 2003 transactions
      In conjunction with the transfer of control of Cablecom as discussed in Note 1, Cablecom’s debt holders, who, through Glacier, an entity formed and controlled by them, became the new controlling shareholders and modified the terms of Cablecom’s debt on November 12, 2003. As a result of the transfer, a new basis of accounting was established at November 12, 2003. In effect, the new Parent’s basis in the Group’s assets and liabilities has been pushed down to the Company’s financial statements as of November 12, 2003. The following table summarizes the adjustments recorded by Cablecom to reflect the estimated fair values of the assets acquired and liabilities assumed by Glacier at the date of the acquisition based on an independent third party valuation:

CABLECOM HOLDINGS AG AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

CHF
In thousands

Glacier’s basis in Cablecom	701,275 (a)
Liabilities assumed, including minority interest	2,227,188

Total current assets	(319,686)
Property, plant and equipment	(1,592,923)
Intangible assets	(222,000)
Other long-term assets	(8,777)

Goodwill	785,077

(a)	Includes the fair value of debt converted to equity of approximately CHF 681.0 million.
      The amount allocated to intangible assets acquired represents customer relationships.

Principles of consolidation
      The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and entities where the Group’s voting interest is greater than 50%. Significant intercompany accounts and transactions have been eliminated in consolidation. In those cases where the subsidiaries are not wholly-owned, the minority interests are separately presented in the consolidated statements of operations and consolidated balance sheets. The Group does not have any significant variable interests in variable interest entities as contemplated by Interpretation 46(R) “Consolidation of Variable Interest Entities an Interpretation of APB No. 51” of the Financial Accounting Standards Board.

Foreign currency translation
      The financial statements of foreign subsidiaries have been translated into Swiss Francs in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52, “Foreign Currency Translation.” Balance sheet accounts have been translated using the current exchange rates at the respective balance sheet dates. Statement of operations amounts have been translated using the average exchange rates for the respective periods. The translation gains or losses resulting from the change in exchange rates have been reported as a component of accumulated other comprehensive income or loss. Foreign currency transaction gains and losses are included in the results of operations as incurred.
      To the extent that the Group obtains financing in Swiss Francs and incurs construction and operating costs in various other currencies, it will encounter currency exchange rate risks. In addition, the Group’s revenues are generated in Swiss Francs while a portion of its interest and principal obligations are payable in foreign currencies.

Cash equivalents
      Cash equivalents are short-term highly liquid investments purchased with original maturities of three months or less. Cash equivalents were CHF 0.8 million and CHF 0 thousand at December 31, 2004 and 2003, respectively, which consisted primarily of bank time deposits and corporate commercial paper. At December 31, 2004 and 2003, CHF 2.3 million and CHF 5.3 million, respectively, of the Group’s cash was denominated in foreign currencies.

CABLECOM HOLDINGS AG AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

Accounts receivable trade and unbilled receivables
      Trade receivables, which generally have 30-90 day terms, are recognized and carried at original invoice amount less an allowance for any estimated uncollectible amounts. An allowance for doubtful accounts is recorded when collection of the full invoice amount is no longer probable. Bad debts are written off when identified. As discussed under Revenue recognition below, unbilled receivables represent amounts to be billed for services performed as of the balance sheet date.

Inventory
      Inventories are valued at the lower of cost and market value. Raw materials are stated at purchase price on a weighted average cost basis.

Property, plant and equipment
      Property, plant and equipment are stated at cost less accumulated depreciation which includes amounts capitalized for labor and overhead incurred in connection with the design and installation of operating equipment, as well as interest on debt. Installation activities that are capitalized include (i) the initial connection (or “drop”) from the Group’s cable system to a customer location and (ii) the replacement or the installation for additional services such as digital cable, telephone or broadband internet service. Costs of reconnecting customer locations where a drop already exists and disconnecting customer locations are expensed as incurred. The cost of repair and maintenance activities are expensed as incurred, while improvements are capitalized and depreciated. Internal costs directly related to the construction of facilities, including payroll and related costs of certain employees are capitalized.
      Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives are as follows:

Buildings	33-50 years
Communication network	16 years
Backbone	6-20 years
Other communication equipment	2-6 years
Other equipment	3-6 years
      Leasehold improvements are depreciated over the shorter of the asset’s estimated useful life or the lease term. Depreciation expense was CHF 285.8 million, CHF 41.0 million, and CHF 230.1 million for the year ended December 31, 2004, for the period from November 13, 2003 to December 31, 2003, and for the period from January 1, 2003 to November 12, 2003, respectively.

Goodwill and Intangible assets
      Goodwill is the excess of the purchase price over the fair value of net assets (including identifiable intangible assets) acquired in business combinations accounted for as purchases. Goodwill mainly relates to the push down for financial reporting purposes of the effects of the consummation Old NTL’s reorganization plan in January 2003 and the November 2003 transfer of control over the Group to Glacier and the resultant recording of a new basis of accounting for Cablecom’s net assets. Goodwill is not amortized. Instead, goodwill is reviewed annually at year-end (or more frequently under certain conditions) for impairment in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”. Intangible assets consist of customer relationships which represent the portion of the purchase price allocated to the value of the customer base. Customer relationships are amortized on a straight-line basis over the estimated life of the customer relationship (22 years).

CABLECOM HOLDINGS AG AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

Impairment of long-lived assets
      Long-lived assets, including property, plant and equipment and finite-lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and the carrying value of the asset.

Investment in affiliates
      Investments in which the Group has the ability to exercise significant influence over the investee, but less than a controlling voting interest, are accounted for using the equity method. Equity method investments are recorded at original cost and adjusted periodically to recognize the Group’s proportionate share of the investees’ net income or loss after the date of investment, additional contributions made and dividends received. The Group periodically evaluates the carrying value of its equity method investments and performs impairment tests whenever declines in the value of these investments are considered to be other than temporary.

Deferred financing costs
      Deferred financing costs are capitalized costs incurred in connection with the issuance of debt and are amortized using the effective interest method over the term of the related debt as a component of interest expense. In April 2004, in accordance with Emerging Issues Task Force (“EITF”) Issue 96-19, “Debtor’s Accounting for a Substantive Modification or Exchange of Debt,” certain financing costs incurred in conjunction with the refinancing of long-term debt were expensed as incurred and reflected as loss on debt modification in the statements of operations. Additional direct financing costs associated with the refinancing were capitalized and are being amortized using the effective interest method and reflected as interest expense in the statements of operations.

Long-term debt
      At January 1, 2003 and November 12, 2003, long-term debt was recorded at its estimated fair value pursuant to fresh-start reporting and the purchase method of accounting. Long-term debt is accreted to the face amount of the borrowings using the effective interest method with accretion included as a component of interest expense in the statements of operations.

Equity-based compensation
      The Group accounts for equity-based compensation provided by its Parent and its Parent’s shareholders to its employees in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations, which allows a company to measure compensation expense based on the intrinsic value of an award at date of grant for a fixed award or at each balance sheet date for a variable award. The Company measures the intrinsic value as the difference between the fair value of the relevant equity based securities provided to employees less any amount paid by the employee. For those awards subject to graded vesting, the intrinsic value of each vesting tranche is amortized separately over the relevant vesting period.
      The Group has adopted the disclosure only requirements of SFAS No. 123, “Accounting for Stock-Based Compensation,” which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and to provide pro forma net income disclosures as if the fair value based method of accounting described in SFAS No. 123 had been applied to equity-based transactions with employees. As disclosed in Note 10, there would not have been any impact on net loss had the Group accounted for its equity

CABLECOM HOLDINGS AG AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
compensation awards in accordance with SFAS No. 123 during all the periods presented in the accompanying financial statements.

Defined benefit plans
      The Group maintains various pension plans for its employees. The Group’s plans represent a benefit for its employees and a cost to the Group. In accordance with SFAS No. 87, “Employers’ Accounting for Pensions,” certain assumptions and estimates must be made in order to determine the costs and future benefit that will be associated with these plans. These assumptions include the estimated long-term rate of return to be earned by plan assets, the estimated discount rate used to value the projected benefit obligations and estimated wage increases. The Group uses a model portfolio of high quality bonds whose expected rate of return is estimated to match the plan’s expected cash flows as a basis to determine the most appropriate discount rate. For the long-term rate of return, the Group uses a model portfolio based on the Group’s targeted asset allocation.

Leases
      The Group enters into agreements to lease certain operating assets such as cars and buildings. In addition, the Company enters into contracts with counter parties to provide cable network capacity, and grants rights to capacity on the basis of an indefeasible right of use (“IRU”). An IRU is a right to use a specified amount of capacity for a specified time period. The indefeasible right is one that cannot be revoked or voided. An acquirer of an IRU has the exclusive right to use the capacity represented by the IRU. It may use the capacity of dark fibre pairs or use duct space to lay fibre. Upon entering into a contract, the Group assesses whether or not the contract is for the use of specified equipment or for services rendered, and if certain criteria are met, the contract is accounted for as a lease in accordance with SFAS No. 13, “Accounting for Leases.”
      Capital leases are accounted for as if the Group had acquired the assets and are recorded at the inception of the lease at the fair value of the leased property or, if lower, at the present value of the minimum lease payments. Lease payments are apportioned between the finance charges and reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are charged to interest expense. Capitalized leased assets are depreciated over the shorter of the estimated useful life of the asset or the lease term. Depreciation expense associated with assets under capital leases is included with depreciation and amortization of all other assets in the consolidated statements of operations. Operating lease payments are recognized as an expense in the consolidated statement of operations on a straight-line basis over the lease term.

Income taxes
      The provision for income taxes, income taxes payable and deferred income taxes are determined using the liability method. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured by applying enacted tax rates and laws to taxable years in which such differences are expected to reverse. A valuation allowance is provided when the Group determines that it is more likely than not that a portion of the deferred tax asset balance will not be realized.

Asset retirement obligations
      The Group maintains certain rights of way and leases that require it to restore facilities or remove equipment in the event that the agreement is not renewed. The possibility is remote that the Group would be required to incur significant restoration or removal costs in the foreseeable future. SFAS No. 143, “Accounting for Asset Retirement Obligations,” requires that a liability be recognized for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. The Group

CABLECOM HOLDINGS AG AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
would record an estimated liability in the unlikely event a right of way agreement containing such a provision were no longer expected to be renewed. The Group also expects to renew many of its lease agreements related to the continued operation of its cable business. For its lease agreements, the liabilities related to the removal provisions, if any, are not estimable.

Revenue recognition
      Net revenues contain all revenues from ordinary business activities. Revenues are recorded net of value-added tax (VAT) and sales-related reductions.
      Revenue consists primarily of monthly subscription fees as well as usage fees for providing access services to analogue or digital cable television, internet and telephony. Revenue by service is presented in the following table:

	Successor Company		Predecessor Company

		Period from	Period from
		November 13,	January 1,
	Year Ended	2003 to	2003 to
	December 31,	December 31,	November 12,
	2004	2003	2003

	(In thousands of CHF)
Cable television	444,037	54,623	374,076
Internet	147,409	23,364	109,396
Telephony	42,424	3,049	4,665
Business solutions	28,169	4,222	18,056
Wholesale and other	47,109	10,156	42,188

Total	709,148	95,414	548,381

      Revenues are recognized at the time the service is rendered to the customer when persuasive evidence of an arrangement exists, the price to the customer is fixed and determinable, and when collectibility is reasonably assured. Charges for services that are billed in advance are deferred and recognized when earned. Rental revenues are recognized when earned. Maintenance service revenues are recognized when the performance of the service has been completed. Unbilled receivables are primarily related to services performed but not yet billed.
      Installation revenue related to services over the cable network is recognized as revenue in the period in which the installation occurs to the extent these revenues are less than direct selling costs, which are expensed as incurred. To the extent that installation revenue exceeds direct selling costs, the excess fees are deferred and amortized over the expected subscriber life.

Multiple element arrangements
      The Group enters into transactions that include multiple deliverables, which may include any combination of services, installation and hardware. A deliverable is considered a separate element for accounting purposes when there is objective reliable evidence of fair value of the undelivered elements and the delivered item has stand alone value to the customer. If there is objective and reliable evidence of fair value for all elements of accounting in an arrangement, the arrangement consideration is allocated to the separate units of accounting based on their relative fair values. In cases where objective reliable evidence only exists for the undelivered elements of accounting in an arrangement, the residual value method is used to determine the revenue to be recognized for the delivered elements.

CABLECOM HOLDINGS AG AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

Barter transactions
      From time to time the Group enters into arrangements for the exchange of fiber and ducts. Certain of these arrangements include cash payments in addition to the exchange. Exchanges of similar assets are recorded at cost. Exchanges of dissimilar assets are recorded at fair values, where the fair value of the asset has been determined using the replacement cost. Gains or losses on these exchanges are recognized in the statements of operations at the date of the exchange.

Advertising expense
      The Group charges the cost of advertising to selling, general and administrative expense as incurred. Advertising costs were CHF 26.3 million, CHF 4.9 million and CHF 6.5 million during the year ended December 31, 2004, during the period from November 13, 2003 to December 31, 2003, and during the period from January 1, 2003 to November 12, 2003, respectively.

Derivative financial instruments
      The Group accounts for derivative and embedded derivative financial instruments pursuant to the guidance in SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended (together “SFAS 133”). SFAS 133 requires that all such instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives not qualifying for hedge accounting treatment under SFAS 133 are recorded each period in results of operations. To the extent the derivative is designated as a hedge for accounting purposes and qualifies for hedge accounting treatment under SFAS 133, changes in the fair value of derivatives are recorded each period in the results of operations or in other comprehensive income (loss) depending on its hedge designation. The ineffective portion of hedges is recognized in the results of operations. The Group has recorded the change in the fair value of certain qualifying cash flow hedges each period in other comprehensive income (loss) (“OCI”). Changes in the fair value of other derivative and embedded derivative instruments are recorded as other income or expense in the results of operations.
      The Group uses derivative financial instruments such as foreign currency contracts, interest rate and cross currency swaps to hedge its risks associated with interest rate and foreign currency fluctuations. Such derivative financial instruments are stated at fair value.
      Derivative instruments that are deemed to be hedges for accounting purposes are classified as either fair value hedges when they hedge the exposure to changes in the fair value of a recognized asset or liability; or cash flow hedges where they hedge exposure to variability in cash flows that is either attributable to a particular risk associated with a recognized asset or liability or a forecasted transaction.
      Gains and losses for each hedge type are recorded as follows:

•	Fair value hedges — Unrealized and realized gains and losses are recorded immediately in the statement of operations in the period incurred in other income and expenses.

•	Cash flows hedges — Unrealized gains and losses are recognized in OCI or loss in the period incurred and any ineffective portion is recognized in earnings. Gains and losses recognized in OCI are transferred to the statement of operations during the period in which the hedged item affects the net profit and loss.
      Unrealized gains or losses on derivatives that do not qualify for hedge accounting are included in other income or expense for the period.
      Hedge accounting is discontinued when the hedging instrument expires or is sold, the underlying risk is recognized, terminated or exercised, or no longer qualifies for hedge accounting. If a hedged forecasted

CABLECOM HOLDINGS AG AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
transaction is no longer expected to occur, the net cumulative unrealized gain or loss recognized in OCI is transferred to interest and other income or expense for the year.
      Instruments that are embedded in contracts but whose terms are not considered clearly and closely related to the contract terms are separated and recorded at fair value. Changes in fair value of the instruments are recorded as a component of other income or expense in the consolidated statements of operations.
           Recently issued accounting standards
      In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets an Amendment of APB Opinion No. 29” (“SFAS 153”), which eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS 153 will be effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Group does not believe the adoption of SFAS 153 will have a material impact on its financial statements.
      In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”). SFAS 123R, which is a revision of SFAS 123 and supersedes APB Opinion No. 25, establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, primarily focusing on transactions in which an entity obtains employee services. SFAS 123R generally requires companies to measure the cost of employee services received in exchange for an award of equity instruments (such as stock options and restricted stock) based on the grant-date fair value of the award, and to recognize that cost over the period during which the employee is required to provide service (usually the vesting period of the award). SFAS 123R also requires companies to measure the cost of employee services received in exchange for an award of liability instruments (such as stock appreciation rights) based on the current fair value of the award, and to remeasure the fair value of the award at each reporting date.
      SFAS 123R applies to awards that are granted, modified, or settled in fiscal years beginning after December 15, 2005. Early adoption is encouraged for periods in which financial statements have not been issued. The provisions of SFAS 123R allow companies to adopt the standard on a prospective basis or to restate all periods for which SFAS 123 was effective. The Group has not yet assessed the impact that the adoption of SFAS 123R will have on its financial statements as it was acquired on October 24, 2005 (see Note 15).
      In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”), an interpretation of FASB Statement No. 143, “Accounting for Asset Retirement Obligations”. FIN 47 generally applies to long-lived assets and requires a liability to be recognized for a conditional asset retirement obligation if the fair value of that liability can be reasonably estimated. A conditional asset retirement obligation is defined as a legal obligation to perform an activity associated with an asset retirement in which the timing and/or method of settlement are conditional on a future event that may or may not occur or be within the control of the company. A liability should be recognized when incurred (based on its fair value at that date), which generally would be upon acquisition or construction of the related asset. Upon recognition, the offset to the liability would be capitalized as part of the cost of the asset and depreciated over the estimated useful life of that asset. FIN 47 is effective no later than December 31, 2005, with early application encouraged. The Group does not believe the adoption of FIN 47 will have a material impact on its financial statements.
      In October 2005, the FASB issued FASB Staff Position No. 13-1, “Accounting for Rental Costs Incurred during a Construction Period” (“FSP 13-1”). The FSP addresses the accounting for rental costs associated with operating leases that are incurred during a construction period and requires rental costs associated with ground or building operating leases that are incurred during a construction period to be recognized as rental expense. The provisions of this FSP are required to be applied to the first reporting period

CABLECOM HOLDINGS AG AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
beginning after December 15, 2005. The Group does not believe the application of FSP 13-1 will have a material impact on its financial statements.

3.	Property, Plant and Equipment

	December 31,

	2004	2003

	(In CHF thousands)
Communications equipment	1,617,774	1,488,780
Land and buildings	24,497	29,122
Other equipment and construction-in-progress	246,399	193,216

	1,888,670	1,711,118
Accumulated depreciation	(383,653)	(114,864)

	1,505,017	1,596,254

4.	Intangible assets
      Finite-lived intangible assets consist of:

	December 31,

	2004	2003

	(In CHF thousands)
Customer lists	222,000	222,000
Accumulated amortization	(12,548)	(1,858)

	209,452	220,142

      Estimated aggregate amortization expense for customer relationships for each of the five succeeding fiscal years from December 31, 2004, is as follows: CHF 10.0 million in 2005, CHF 10.0 million is 2006, CHF 10.0 million in 2007, CHF 10.0 million in 2008 and CHF 10.0 million in 2009.

CABLECOM HOLDINGS AG AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

5.	Long-term debt and capital leases
      Long-term debt and capital leases consist of:

	December 31,

	2004	2003

	(In CHF thousands)
Term Loan Facility	1,202,222	—
Senior Bank Debt in 2003	—	1,066,014
PIK notes (5%)	—	124,761
PIK notes (12%)	—	281,560
9.375% EUR 290 million bonds (Senior Notes)	437,051	—
Revolving credit facility	—	250,000
Capital lease obligations	28,617	28,947
Mortgages and other long-term debt	3,582	5,618

Total debt and capital leases	1,671,472	1,756,900

Less: Current portion of debt and capital leases	(25,813)	(6,923)

Long-term debt and capital leases	1,645,659	1,749,977

      The current portion of long-term debt in the amount of CHF 23.2 million has been reclassified to long-term debt at December 31, 2004 in accordance with SFAS No. 6, “Classification of Short-Term Obligations Expected To Be Refinanced”, as the Group refinanced this obligation during 2005 with long-term senior credit facilities. However, the maturity of debt schedule below reflects the contractual maturities in effect at December 31, 2004.
      In April 2004, the Group entered into a refinancing of its Senior Bank Debt, most of which was held by debt holders who received equity interests in Glacier on November 12, 2003. The refinancing agreement (“Senior Credit Facility”) provided for credit facilities of up to the equivalent of CHF 1.4 billion (including CHF 150 million revolving credit facility) and mature from April 2011 through April 2014. As described in Note 2 under the caption “Deferred Financing Costs,” a loss on modification of debt of CHF 53.8 million was recorded as part of the April 2004 refinancing related to substantial modification of terms with certain creditors. Additionally, the PIK note principal was fully repaid as part of the April refinancing.
      As of December 31, 2004, the Group had no further borrowing availability under the Term Loan component of the Senior Credit Facility and had CHF 150 million available under the revolving facility component.
      Advances under the Senior Credit Facility bear interest for each interest period at a rate per annum equal to LIBOR or EURIBOR, as applicable, plus margins ranging from 2.25% to 3.60% on the Term Loans and 2.25% for the revolving credit facility plus, in each case, commitment fees (if any). The effective interest rate was 3.95% at December 31, 2004.
      The margins on the Term Loans and revolving credit facilities are subject to a margin adjustment mechanism, pursuant to which the margin will be adjusted downwards at specified increments if certain ratios of total net debt to EBITDA are achieved and maintained, subject to a minimum margin of 1.25% per year.
      In addition, as part of the refinancing, the Group issued high yield Eurobonds (EUR 290 million bonds) which mature on April 15, 2014, bearing a coupon interest rate of 9.375% per year, payable semi-annually.
      The Group has certain covenants in its debt agreements related to financial ratio and capital expenditures. See Note 15 for further discussion.

CABLECOM HOLDINGS AG AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
      Debt repayments, excluding capital leases (see Note 12 for maturity of capital leases), are due as follows.

(In CHF thousands)

Maturity of debt
Before December 31, 2005	46,584
Before December 31, 2006	58,424
Before December 31, 2007	72,799
Before December 31, 2008	116,524
Before December 31, 2009	115,924
After January 1, 2010	1,232,600

1,642,855

6.	Financial derivatives

Interest swaps
      In connection with the April 2004 refinancing, the Group terminated its collars and entered into three 5-year interest rate swaps effective July 15, 2004 to hedge the interest rate risk related to the new, floating-rate debt under the Senior Credit Facility. The swaps, known as interest rate step-up swaps, effectively convert floating-rate debt to fixed-rate debt at a series of fixed rates which adjust or “step up” quarterly throughout the 5-year hedge period, ranging from 0.6%–3.33%. Excluding any debt under the revolving credit facility, these instruments provide 90% coverage of the anticipated outstanding principal amount of the senior debt.
      Step-up interest rate swaps related to the senior credit facilities:

December 31,
2004

(In CHF thousands)
Notional amount (aggregate)	1,080,000
Fair value (negative replacement value)	(19,587)

Cross-currency swaps
      On April 15, 2004 the Group entered into two cross-currency swap transactions to mitigate exposure to fluctuations in foreign exchange rates in respect of the bonds. Such instruments provide a Euro to Swiss Franc swap of the full principal amount, €290 million, of the bonds and related interest payments during the period from April 2004 until April 2007.
      Cross-currency swaps related to the bonds issuance:

December 31,
2004

(In CHF thousands)
Notional amount (aggregate)	447,760
Fair value (negative replacement value)	(1,668)
      Portions of the Senior Credit Facility were converted from U.S. dollars and Euros into CHF by entering into four 5-year cross currency swaps, effective July 8, 2004, with aggregate notional amounts of $115 million and €124.5 million, respectively. These currency swap transactions hedge exposure to fluctuations in foreign exchange rates in respect of the foreign currency portion of the Senior Credit Facility.

CABLECOM HOLDINGS AG AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
      Cross-currency swaps related to the existing Senior Credit Facility:

December 31,
2004

(In CHF thousands)
Notional amount (aggregate)	323,098
Fair value, net including positive replacement value of 2,479	(12,180)

7.	Income taxes

	Successor Company		Predecessor Company

		Period from	Period from
		November 13,	January 1,
	Year Ended	2003 to	2003 to
	December 31,	December 31,	November 12,
	2004	2003	2003

(In CHF thousands)
Current expense	(4,310)	(111)	(719)
      Major operations are located in Switzerland and, consequently, the tax payables are mainly owed to Swiss tax authorities. Taxes in Switzerland are not based on consolidated accounts and are levied on a cantonal basis on the level of each legal entity.
      Taxable income in Switzerland is allocated among the 26 cantons. Cantons have different income tax rates. The Group’s weighted average statutory tax rate for Federal and Cantonal taxes is 23.5%. The primary difference between the statutory tax rate and the effective tax rate is attributable to various expenses that are not deductible for income tax purposes and net operating loss carryforwards which cannot be recognized for financial reporting purposes as the Group cannot conclude it is more likely than not that the carryforwards will be utilized in future years.

		Period from	Period from
		November 13,	January 1,
	Year Ended	2003 to	2003 to
	December 31,	December 31,	November 12,
	2004	2003	2003

Loss before taxes	163,484	33,224	1,947,519
Weighted-average Swiss statutory income tax rate	23.50%	23.50%	23.50%
Income tax benefit at the weighted-average statutory tax rate	38,419	7,808	457,667
Other	(1,508)	12,087	(2,676)
Valuation allowance	(41,221)	(20,006)	(455,710)

Income tax expense	(4,310)	(111)	(719)

CABLECOM HOLDINGS AG AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax assets and (liabilities) are as follows:

	Years Ended
	December 31,

	2004	2003

	(In CHF thousands)
Net operating loss carryforwards	981,767	880,539
Post-employment benefits	16,098	16,261
Deferred subscriber revenue	15,313	6,947
Property, plant and equipment	(16,510)	16,025
Debt	(4,675)	4,327
Accrued expenses and other non-current liabilities	(17,689)	8,070
Other	(4,132)	(3,218)

Deferred tax assets, net	970,172	928,951
Valuation allowance	(970,172)	(928,951)

Net deferred tax asset	—	—

      At December 31, 2004 and 2003, the Group had a valuation allowance against all of its net deferred tax assets as there is no history of earnings to support the assertion that such assets would be realized in the future.
      Tax net operating loss carryforwards expire in the following years (amounts in CHF thousands):

2005	572
2006	4,084
2007	53,146
2008	1,577,246
2009	1,846,941
2010	263,856
2011	431,281

Taxable net operating losses	4,177,126

8.	Fair values of financial instruments
      The Group uses certain methods and assumptions in estimating its fair value disclosures for financial instruments.
      Carrying amounts of the Company’s financial instruments including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses reported in the consolidated balance sheets approximate fair value. The carrying amount of the Term Loans approximate fair value as the debt does not have a fixed interest rate. The Senior Notes have an estimated fair value and carrying value of CHF 499.8 million and CHF 437.1 million, respectively, at December 31, 2004.

9.	Related party transactions
      As a result of the previously discussed November 2003 series of transactions, the Group is wholly-owned by Glacier, which is governed by a shareholders’ agreement by and among its shareholders. This agreement, among other things, provides the terms and conditions of the governance and management of the various

CABLECOM HOLDINGS AG AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
parties, effectively enabling a small group of Glacier shareholders (the “Consortium”) to collectively control the Group.
      Material transactions between the Company and related parties included:

		Rendering of
		services by/		Amounts	Amounts
	Sales to	Purchases		owed by	owed to
	related	from related		related	related
	parties	parties		parties	parties

	(CHF in thousands)
Year ended December 31, 2004:
Glacier	461	8,552	(1)	2,295	15,067	(2)
Consortium	—	4,500		—	—

Total entities with control over the Group	461	13,052		2,295	15,067

Other related parties	3,050	1,936		400	2

Key management personnel of the Group
Director	—	630		—	27
Former director	—	1,875		—	—

Total key management personnel	—	2,505		—	27

November 13, 2003 to December 31, 2003:
Glacier	—	113	(1)	—	28
Consortium	—	605		—	—

Total entities with control over the Group	—	718		—	28

Other related parties	3,693	1,890		795	—

Key management personnel of the Group
Director	—	705		—	—

January 1, 2003 to November 12, 2003:

Glacier	—	57	(1)	—	—

Other related parties	3,246	1,891		728	—

Key management personnel of the Group
Director	—	1,500		—	—

(1)	CHF 8.6 million, CHF 0.1 million, and CHF 0.1 million relating to costs incurred by Glacier on behalf of the Group has been recorded as a component of SG&A in 2004, and in the periods ended December 31, 2003 and November 12, 2003, respectively.

(2)	Cablecom agreed to pay a special distribution of CHF 15.0 million to Glacier which has been recorded as a transfer to Parent in the consolidated statement of shareholder’s equity and in accrued expenses in the balance sheet at December 31, 2004.

CABLECOM HOLDINGS AG AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

10.	Management Equity Participation Plan
      The Parent and one of its shareholders (collectively, “Investees”) together with Parent’s principal shareholders (collectively, the “Principal Shareholders”) implemented a Management Equity Participation Plan (the “MEPP”) in November 2004 for the benefit of certain employees of the Group and one non-employee consultant. The MEPP allowed these individuals (“Participants”) to purchase interests in newly created entities (“Investment Vehicles”) which in turn acquired shares and convertible securities of Investees representing approximately 8% of Investees’ outstanding equity on a fully-converted basis.
      Through the Investment Vehicles, the Participants vest, in tranches of 20% per year beginning retroactively as of June 2003, in the right to receive the increase in fair value of Investees’ shares and convertible securities above a series of defined thresholds. Vesting is accelerated upon certain events such as a change of control or public offering. Any distributions or proceeds up to such thresholds otherwise payable to the Investment Vehicles must be remitted to the Principal Shareholders. Participants paid cash of approximately CHF 3.0 million to participate in the MEPP and certain Participants also provided a personal guarantee to the Principal Shareholders that such remittance up to and including a final liquidation of Investees’ would not be less than a defined amount, approximately CHF 14.5 million in aggregate.
      Many of the terms of the MEPP, including the Investment Vehicles’ acquisition price of Investees’ shares and convertible securities, were determined in 2003 as part of the negotiations among the Group’s creditors to establish the terms of the November 12, 2003 change of control and debt modification transactions. The Principal Shareholders’ intent was to enable Participants to benefit from increases in fair value of the Group subsequent to the November 12, 2003 transactions, and not to provide equity participation at a discount. However, certain legal and administrative terms were not finalized until November 2004, at which time the fair value of the Group, and therefore the Investees, had increased, resulting in a positive intrinsic value as of the November 2004 accounting date of grant. Based on a valuation of the Group performed by a third-party expert as of December 31, 2004, the intrinsic value of securities sold to employee Participants via the Investment Vehicles was estimated to be approximately CHF 35.0 million on the date of grant and as of December 31, 2004, of which CHF 20.4 million has been recorded in 2004 by the Group as compensation expense and an increase in share capital in accordance with AIN-APB 25, “Accounting for Stock Issued to Employees: Accounting Interpretations of APB Opinion No. 25.” This interpretation requires that an equity-based plan or transaction that is established or financed by a principal stockholder who has the ability, directly or indirectly, to control the Group should be treated as a contribution to capital by the principal stockholder and accounted for as an expense of the Group, if the economic substance is to provide compensation to individuals for goods or services provided to the Group, to the extent that such an expense would be recorded under APB Opinion No. 25 if the plan had been awarded by the Group itself.
      As the plan is similar to a stock appreciation right provided by Glacier, the Company has accounted for employee compensation costs associated with the MEPP as a variable plan in accordance with FASB Interpretation No. 28 “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans” under which compensation expense for each vesting tranche is measured based on the intrinsic value of the award at each balance sheet date. As the plan would be treated as a liability award under SFAS No. 123, the measurement of compensation expense that would have been recorded by the Group, had it elected to adopt the measurement and recognition provisions of SFAS 123, would not have differed, since the Group would have recorded the intrinsic value of each tranche based on its respective vesting percentage at December 31, 2004.
      For the awards provided to the nonemployee consultant, the Group recorded 100% of the fair value, or approximately CHF 3.2 million, as expense during 2004 as there was no remaining service to be provided by the consultant.

CABLECOM HOLDINGS AG AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

11.	Employee benefit plans
      Annual service cost for the employee benefit plans is determined using the projected unit credit actuarial method, and prior service cost is amortized on a straight-line basis over the average remaining service period of the employees. As discussed in Notes 1 and 2, as a result of fresh-start reporting on January 1, 2003 and purchase method of accounting on November 12, 2003, all unamortized prior service costs and actuarial gains and losses were eliminated on each of these dates.
      The Group has established and maintains an investment policy for assets. The investment strategies are long-term in nature and designed to meet the following objectives:

•	Ensure that funds are available to pay benefits as they become due;

•	Maximize the trusts total returns subject to prudent risk taking; and

•	Preserve and/or improve the funded status of the trusts over time.
      Allocations to real estate will occur over multiple time periods. Assets targeted to real estate, but not yet allocated, will be invested in fixed income securities with corresponding adjustments to fixed income rebalancing guidelines.
      The Group reviews the asset mix of the funds on a regular basis. Generally, each fund’s asset mix will be rebalanced to the target mix as individual portfolios approach their minimum or maximum levels.
      The following is a summary of the funded status of the pension plans at December 31, 2004 and 2003:

	2004	2003

	(In thousands of
	CHF)
Projected benefit obligation at beginning of year	282,574	271,202
Service cost	8,507	6,832
Interest cost	10,469	10,038
Actuarial gains	(4,907)	(6,440)
Plan participants’ contributions	8,311	7,972
Benefits paid	(6,790)	(7,030)

Projected benefit obligation at end of year	298,164	282,574

Fair value of plan assets at beginning of year	190,663	181,559
Actual return on plan assets	(128)	(1,999)
Group contributions	10,776	10,161
Plan participants’ contributions	8,311	7,972
Benefits paid	(6,790)	(7,030)

Fair value of plan assets at end of year	202,832	190,663

Funded status of the plan
Funded status of the plan	(95,332)	(91,911)
Unrecognized net actuarial losses	4,649	545

Net liability in the balance sheet	(90,683)	(91,366)

CABLECOM HOLDINGS AG AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

Actuarial Assumptions
      The measurement dates used to determine pension plans are December 31, 2004 and 2003. The actuarial assumptions used to compute the net periodic pension cost are based upon information available as of the beginning of each year, specifically, market interest rates, past experience and management’s best estimate of future economic conditions. Changes in these assumptions may impact future benefit costs and obligations. In computing future costs and obligations, the Group must make assumptions about such items as employee mortality and turnover, expected salary and wage increases, discount rate, expected long-term rate of return on plan assets, and expected future cost increases.
      Annually, the Group sets its discount rate based upon the yields on high-quality fixed-income investments available at the measurement date and expected to be available during the period to maturity of the pension benefits.
      The expected rate of return on plan assets is the long-term rate of return the Group expects to earn on trust assets. The rate of return is determined by the investment composition of the plan assets and the long-term risk and return forecast for each asset category. The forecasts for each asset class are generated using historical information as well as an analysis of current and expected market conditions. The expected risk and return characteristics for each asset class are reviewed annually and revised, as necessary, to reflect changes in the financial markets. To compute the expected return on plan assets, the Group applies an expected rate of return to the fair value of the plan assets.
      The weighted average assumptions used in determining benefit obligations were as follows:

	2004	2003

Expected rate of salary increase	2.00%	2.00%
Discount rate	3.75%	3.75%
Return on plan assets	4.50%	4.50%
      The net periodic benefit cost recorded in the consolidated statement of operations consisted of the following components:

	Successor Company		Predecessor Company

		Period from	Period from
	Year Ended	November 13, 2003	January 1, 2003
	December 31, 2004	to December 31, 2003	to November 12, 2003

	(In thousands of CHF)
Service cost, net	8,507	936	5,896
Interest cost	10,469	1,375	8,663
Expected return on plan assets	(8,860)	(1,153)	(7,267)

Net periodic pension cost	10,116	1,158	7,292

      Plan assets were comprised of the following instruments:

		December 31,
	Long-term
	Target	2004	2003

Debt securities	5% to 50%	45%	37%
Equity securities	25% to 50%	31%	32%
Real estate	10% to 30%	21%	28%
Other	0% to 10%	3%	3%

		100%	100%

CABLECOM HOLDINGS AG AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
      Strategic pension plan asset allocations are determined by the objective to achieve an investment return which, together with the contributions paid, is sufficient to maintain reasonable control over the various funding risks of the plans. Based upon current market and economic environments, actual asset allocation may periodically deviate from policy targets as determined by the plan trustees and by the pension board.
      The expected future cash flows to be paid by the Group in respect of pensions at December 31, 2004 were as follows (in CHF thousands):

Pension
Plan

Expected future benefit payments
2005	7,107
2006	7,176
2007	7,246
2008	7,316
2009	7,387
2010 to 2014	38,224

12.	Leases
      The Group accounts for the use of a communication network as a capital lease and is obliged to maintain and to make semi-annual minimum payments which will be adjusted according to a schedule and to the variation of the Swiss consumer price index. The ownership of the cable network will be transferred automatically to the Group on December 31, 2027.
      The carrying value of communication networks held under capital lease at December 31, 2004 and 2003 is CHF 32 million and 31.4 million, respectively. These capital leases extend to 2025.
      Pursuant to the Company’s contractual obligations, future minimum annual payments at December 31, 2004 are as follows (in CHF thousands).

	Capital	Operating
	Leases	Leases

Year ending December 31
2005	2,967	11,747
2006	2,974	10,327
2007	2,950	9,689
2008	2,955	8,241
2009	2,956	6,577
Thereafter	39,105	23,667

Total minimum lease payments	53,907	70,248

Less: Amount representing interest	(25,290)

Present value of net minimum lease payments	28,617
Less: Current maturities	(2,417)

Long-term capital lease obligations	26,200

      The Group has entered into operating leases for certain motor vehicles. These leases have an average life between 3 and 4 years with no explicit renewal terms included in the contracts or restrictions.

CABLECOM HOLDINGS AG AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
      The Group has one rental contract which gives them the right to build on land not owned by the Group for the remaining contract life of 72 years. The Group has other rental contracts for buildings and parking lots which have remaining lives between 1 month to 12 years and fiber optic cable, cable conduit and other telecommunication or office infrastructure with a remaining contract lives between 2 months to 25 years. Some contracts include a clause to enable upward revision of the rental charge on an annual basis on prevailing market conditions. Charges related to these operating leases are charged to the consolidated statement of operations on a straight-line basis with any offset recorded as a component of other current or non-current liabilities based upon the timing of the expected cash flows.
      Leases for buildings, office space and equipment extend through 2016. Total rental expense for the year ended December 31, 2004, the period from November 13, 2003 to December 31, 2003, and the period from January 1, 2003 to November 12, 2003, under operating leases was CHF 8.0 million, CHF 1.2 million, and CHF 7.5 million, respectively.

13.	Accrued restructuring
      The following accruals are included in accrued expenses in the consolidated balance sheet:

Restructuring

(In CHF
thousands)
At January 1, 2003	2,899
Expense	—
Paid	(949)
Released	—

At November 12, 2003	1,950
Expense	2,542
Paid	(228)
Released	—

At December 31, 2003	4,264
Expense	2,089
Paid	(3,120)
Released	—
Other	—

At December 31, 2004	3,233

Restructuring
      The Group has implemented several restructurings from 2002 through 2004. A restructuring liability was recognized in connection with termination of employees in conjunction with the Group’s restructuring of the business in the year 2001 and in relation with various additional restructurings in the years 2002 to 2004. The expense associated with these liabilities has been recorded as an expense in the statement of operations. As a result of various termination agreements, the Company is obliged to pay monthly severance payments and other personnel benefits to 36 former employees up to the year 2007. All employees that were expected to be terminated were terminated at each year end.

CABLECOM HOLDINGS AG AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

Legal claims
      The Group is involved with employment claims and other legal proceedings that are incidental to its normal business activities. In the opinion of management, the ultimate outcome of these matters will not have a material effect on the Group’s consolidated financial statements beyond what is described in the following paragraphs:

Teleclub litigation
      Cablecom is involved in proceedings before the Competition Commission initiated by Teleclub. Teleclub seeks to compel Cablecom to distribute Teleclub’s digital programs over a set-top box of its own choosing alleging that Cablecom holds and abuses a dominant position in the market. In addition, Teleclub alleges that Cablecom and the members of Swisscable engage in a concerted practice boycotting Teleclub. In September 2002, the Competition Commission granted interim measures ordering Cablecom, among other things, to transmit the digital television signals of Teleclub and allow the installation of Teleclub’s proprietary set-top boxes on the Cablecom network. The Competition Commission held that, with high likelihood, Cablecom is dominant in the market of distribution of television signals via cable network in Switzerland and its denial to accept Teleclub’s set-top box would be abusive and unlawful under the Cartels Act.
      Although Cablecom appealed the decision of the Swiss Competition Commission, the interim measures imposed by the Commission continued to be effective. In March 2003, the Appeals Commission rejected Cablecom’s appeal and consequently Cablecom filed an appeal with the Swiss Federal Court.
      In September 2003, the Swiss Federal Court reversed the Competition Commission’s decision on the interim measures that required Cablecom to allow Teleclub to use its own set-top box on the Cablecom network. Although the Swiss Federal Court stated that it assumes that Cablecom holds a dominant position in the market of distribution of television signals via cable networks in Switzerland, it held that it could not be excluded that Cablecom’s denial to accept Teleclub’s set-top box on its network may be justified by legitimate business reasons. The Competition Commission is continuing its investigation into whether Cablecom’s application of digital standards or digital platform to the distribution of Teleclub’s signal may constitute an abuse of a dominant position in the market. Teleclub may be granted the relief requested, Cablecom may be found to have violated the Cartels Act and Cablecom may be subject to administrative fines and additional civil litigation.
      In the same proceedings, Teleclub has petitioned the Competition Commission to permit Teleclub to provide pay-per-view services over the Group’s network. The Competition Commission has not taken any further action in this respect although Cablecom has notified the Competition Commission that it was granting Chellomedia the exclusive right to provide a pay-per-view service on the Cablecom network for a period of three years. However, Cablecom cannot conclude that the Competition Commission will at a later point of time initiate proceedings and prohibit the exclusivity clause with Chellomedia.
      Following the decision of the Swiss Federal Court, in June 2004 Teleclub agreed in principle to migrate its digital programs to the Cablecom digital platform for the period until a legally enforceable decision of the Competition Commission in the still pending main proceedings has been obtained. At the same time, Teleclub agreed to new commercial terms. These terms, among others, define the number of Teleclub’s programs carried and provide that Cablecom is entitled to a share of the revenues generated by Teleclub. Despite this new agreement, Teleclub refused to pay the amount resulting from the distribution of Teleclub’s digital program and questioned the validity of the agreement. It also refused to migrate to the Cablecom platform. Therefore, Cablecom has requested the Competition Commission on June 2, 2005 to issue interim measures enforcing such migration. In November 2004, Cablecom filed a lawsuit against Teleclub before the Commercial Court of the Canton of Zurich claiming remuneration for the distribution of Teleclub’s program based upon the new interim agreement. The Court has not yet given its decision on this matter. Should this

CABLECOM HOLDINGS AG AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
legal proceeding have an adverse outcome to Cablecom, its business could be adversely affected. In August 2005, Teleclub announced that it intended to distribute additional programs through the Cablecom network starting September 1, 2005, to which Cablecom objected. Teleclub has threatened that they will bring claims for damages should Cablecom refuse to carry their additional programs. Cablecom believes the carrying of additional programs is not covered by the terms of the existing contracts between Cablecom and Teleclub.
      In parallel to the proceedings before the Competition Commission, Teleclub has also filed an analogous request with Federal Office for Communication (“OfCom”) based on provisions in the Radio and Television Act that entitle the authorities to force a network operator to distribute programs to the extent such network operator has sufficient network capacity available or the program specifically contributes to the public interests addressed in the Act.
      Cablecom could be materially adversely affected should any of these legal proceedings, which Cablecom expect may continue for several years until a non-appealable decision has been made, have an adverse outcome to Cablecom.

Preliminary investigation on encryption of the digital basic offering
      In October 2002, the Competition Commission investigated whether the encryption of Cablecom’s digital basic offering constitutes an abuse of a dominant position under the Cartels Act, as Cablecom’s encryption would prevent reception of such programs through any alternative set-top box.
      Following the decision of the Swiss Federal Court of September 5, 2003, that overruled the initial interim measures imposed by the Competition Commission, the Competition Commission has suspended its investigation until a final determination is made in the proceedings between Cablecom and Teleclub on the question of whether and under what circumstances Cablecom is obligated to allow third parties to deploy their set-top boxes on the Cablecom network. However, should this legal proceeding be resumed and have an adverse outcome, Cablecom may be subject to fines and sanctions under the Cartels Act and may be required to make its digital service available through alternate set-up boxes. For the same reasons set out above, the Competition Commission has not acted following a complaint of the Swiss Price Regulator requesting that the Competition Commission intervene against Cablecom to require it to cease encryption of its digital signal and allow use of third-party set-top boxes on the Cablecom network and to prohibit bundling of set-top box rental and content subscription. The Group believes that the risk of a material negative outcome from these proceedings is remote.

Swiss advertising window dispute
      In August 2003 Cablecom received a letter from three German channel providers (Sat.1, ProSieben and Kabel 1) in which they threatened to institute proceedings against Cablecom if Cablecom refused to repay the total amount that the respective channel providers have paid to Cablecom for the distribution of Swiss advertising over its network from 1996 onwards. The channel providers claimed that the pricing arrangement with Cablecom, based on payment of a percentage of the relevant advertising revenues received by the channel providers, infringes the Cartels Act. They referred to the decision by the Competition Commission on interim measures in the Teleclub proceedings discussed above, which, based on preliminary fact finding and legal assessment process, held that Cablecom has a dominant position in the market for the distribution of television signals via cable networks in the German speaking part of Switzerland. The channel providers argue that the remuneration for the transmission of the advertising window under existing agreements with the channel providers is abusive and hence illegal and any amounts paid under these agreements should be refunded. Based on external legal advice, Cablecom has decided to refuse to repay such amounts. In its view, neither Swiss competition law nor the regulatory framework of the Radio and Television Act obligate Cablecom to transport the advertising windows at a lower price than the actual price charged. Although no further communication has been received and all outstanding bills have been paid by the relevant broadcasters

CABLECOM HOLDINGS AG AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
reserving the right to claim back any amounts paid, it is possible that such German channel providers will initiate legal proceedings. In total, Cablecom estimates it has received payments of approximately CHF 22.0 million up to December 31, 2004.
      Simultaneously, a second group of German channel providers (RTL, RTL II and Vox), notified Cablecom of their intention to initiate a similar action, but no formal proceeding has been instituted. Cablecom estimates this second group has paid Cablecom a total amount of CHF 13.0 million from 1996 up to December 31, 2004 for the distribution of advertising windows. Should these proceedings be initiated and determined adversely against Cablecom, its revenues from local advertising windows would be materially reduced and Cablecom may be subject to fines and sanctions under the Cartels Act. In the event such disputes result in litigation, an adverse outcome thereof may have a material adverse effect on Cablecom’s cash flows. The Group believes that the risk of a material negative outcome from these proceedings is remote.

Swiss redistribution disputes
      German broadcasters ProSieben, Sat.1 and Kabel 1 instituted legal proceedings to prohibit the digital redistribution of their programs, claiming that the right to allow or prohibit redistribution lies with the broadcaster. In its decision of May 19, 2004, the Upper Court of Zurich dismissed the claim in this proceeding, stating that the right to prohibit the redistribution of radio and television programs lies exclusively with the competent Swiss national collecting society. This decision was upheld by the Court of Cassation of the Canton of Zurich. In light of this decision, ProSieben, Sat.1 and Kabel 1 have withdrawn their appeal to the Swiss Federal Court. It has consequently been confirmed that payment of the copyright fees in accordance with the applicable tariffs for the programs in question constitutes sufficient permission to broadcast these channels.
      Similarly, the BBC and the competent Swiss collecting society have filed a lawsuit against another cable operator GGA Maur. The lawsuit seeks to prohibit GGA Maur from redistributing certain BBC programs on the basis that such programs were broadcasted via satellite through a U.K. feed and were directed only to the United Kingdom. In the proceedings, GGA Maur has taken the position that all programs that can be received with average effort and an average satellite dish can be considered to be directed toward the Swiss general public, and, consequently, covered by the applicable tariff of the national collecting society. Under this view, payment of the copyright fees for the programs in question would constitute sufficient permission to broadcast these programs. The case is currently pending before the Upper Court of Zurich, which has refused to grant preliminary relief. Cablecom also redistributes the BBC programs in question. In April 2004, the BBC requested that Cablecom cease redistributing the BBC programs in question, and has threatened legal action if Cablecom fails to comply with the BBC request. In Cablecom’s view, GGA Maur’s above stated position is correct, and therefore Cablecom has refused to cease redistribution.
      An adverse outcome of any of these proceedings could have a material adverse effect on Cablecom’s business, its results of operations and its cash flows. Given that Cablecom opposes the channel providers’ respective positions and has not altered its conduct, if an action were to be brought against Cablecom and its conduct were held to be unlawful under the Copyright Act, the cost of its content would increase substantially. The Group believes that the risk of a material negative outcome from these proceedings is remote.

Supervisory Proceeding regarding the compliance with the Digital Cinema License
      In April 2005, OfCom instituted supervisory proceedings regarding its compliance with the Digital Cinema License, after Teleclub had filed a complaint against OfCom that OfCom initially had not taken any action against Cablecom following a first complaint by Teleclub alleging a violation of its license conditions.

CABLECOM HOLDINGS AG AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
      Pursuant to the license, the rental or purchase of its set-top box shall not be bundled with the subscription of its services (“Cablecom digital cinema”) and Cablecom shall allow access of third parties to its set-top boxes through an open interface enabling them to independently manage their services.
      Cablecom is of the view that the applicable license conditions lack the necessary legal basis and therefore are void as neither the Radio and Television Act nor the Cartels Act provides legal basis for such license conditions. Furthermore, in Cablecom’s view, the question whether Teleclub or any other broadcaster is allowed to install its own digital platform on the Cablecom network is subject of a pending proceeding before the Competition Commission. In this proceeding, related to interim measures, the Swiss Federal Court has taken the view that it could not be excluded that its denial to accept Teleclub’s set-top box on its network may be justified by legitimate business reasons.
      If OfCom concludes that Cablecom has violated its license obligations, the Federal Council may withdraw the license, impose a maximum fine of CHF 0.1 million and/or order Cablecom to comply. Cablecom may also decide to request a change of the license conditions. The Group believes that the risk of a material negative outcome is remote.

Capital gains of former shareholders in acquired businesses
      In 2000, the Group acquired a company which was subsequently merged with other Group companies. As a result of these mergers, the respective Cantonal tax authorities ruled that the capital gain realized by the former shareholders will be taxed, assuming an indirect liquidation. The Group and the former shareholders have appealed against this decision. Based on the current practice of the Supreme Court, it is probable that the amount of CHF 2.8 million, included in current liabilities in the consolidated balance sheets, will become due.

Other commitments
      At December 31, 2004, the Group was committed to pay approximately CHF 12.2 million for equipment and services from January 1, 2005 to 2009. The aggregate amount of the fixed and determinable portion of these obligations for the succeeding fiscal years is as follows (in CHF thousands):

Year ending December 31,

2005	10,807
2006	358
2007	358
2008	358
2009	358

12,239

Assets pledged as collateral for own commitments
      In relation to the Senior Credit Facility agreement dated April 15, 2004, certain cash balances and trade accounts receivable were pledged as collateral by Cablecom.
      The mortgage loans are secured with public deeds on the respective property.

CABLECOM HOLDINGS AG AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

14.	Investment in affiliates
      The following presents combined financial information of the Group’s investments in affiliates (amounts do not reflect any elimination of activities with the Group):

	Successor Company		Predecessor Company

		Period of	Period of
		November 13,	January 1,
	Year Ended	2003 to	2003 to
	December 31,	December 31,	November 12,
	2004	2003	2003

	(In CHF thousands)
Operating results
Revenue	10,672	1,446	9,327
Net income	1,926	269	1,733

	December 31,

	2004	2003

Balance Sheets
Current assets	19,335	16,859
Non-current assets	5,927	6,900

Total assets	25,262	23,759

Current liabilities	9,059	9,423
Non-current liabilities	960	530

Total liabilities	10,019	9,953

Total shareholders’ equity or partners’ capital	15,243	13,806

15.	Subsequent events

Refinancing of debt and financial instruments
      As part of the overall strategic finance plan, the Group refinanced the Senior Credit Facility consisting of term loan facilities A, B and C on April 8, 2005, by issuing floating rate Senior Secured Notes (Series A CHF 390.0 million and EUR 200.0 million and Series B EUR 375.0 million) with net proceeds of CHF 1.3 billion and maturities in the years 2010 and 2012. In addition, on April 8, 2005, the revolving credit facility was replaced with a new revolving credit facility which matures in 2010. The new revolving credit facility of CHF 150 million is for the same amount of available principal, and although it is partly collateralized by the assets of Cablecom GmbH, the new revolving credit facility’s terms are similar to those of the 2005 Senior Secured Notes.
      These Senior Secured Notes are subject to certain covenants which will limit, among other things, the Group’s ability to: incur additional indebtedness, pay dividends or make other distributions, make certain other restricted payments and investments, create or permit to exist liens, impose restrictions on the ability of the subsidiaries to pay dividends or make other payments, transfer or sell assets, merge or consolidate with other entities, and enter into transactions with affiliates. Each of the covenants is subject to a number of exceptions and qualifications.
      The Senior Secured Notes benefit from credit support in the form of a first-ranking security on certain intercompany loans and the shares in Cablecom GmbH (share pledge). However, as a result of the de-designation of all prior year swaps relating to the financing of the Senior Credit Facility (term loan facilities A, B and C), the fair value changes of the derivatives and the currency exchange gains and losses for

CABLECOM HOLDINGS AG AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
the new debt denominated in Euro are recognized in income with corresponding volatility of financial income/expense until the maturity of the derivatives.
      Cablecom GmbH entered into and adjusted various interest rate swap and cross-currency swap agreements. These swaps result in an economic hedge of substantially all of Cablecom’s foreign exchange risk and approximately 87% of the interest rate risk as of September 30, 2005.

Acquisition of Cablecom
      On October 24, 2005, Liberty Global Switzerland, Inc. (“Liberty”) completed the acquisition of 100% of the outstanding shares of Cablecom Holdings AG for a total cash consideration of CHF 2.8 billion.

December 2005 refinancing
      On December 5, 2005, Cablecom entered into a facilities agreement dated as of December 5, 2005 (the Facilities Agreement), with certain banks and financial institutions (the Term Lenders). The Facilities Agreement provides the terms and conditions upon which (i) the Term Lenders will make available to Cablecom certain term loans in an aggregate principal amount not to exceed CHF 1,330 million and (ii) the lenders under Cablecom’s existing revolving credit facility will make available to Cablecom a revolving credit facility in an aggregate principal amount not to exceed CHF 150 million, which will replace the existing revolving credit facility.
      On December 8, 2005, the Company refinanced a portion of the Senior Secured Notes (Series A CHF 390.0 million and EUR 200.0 million and Series B EUR 375.0 million) by issuing a floating rate term loan with gross proceeds of CHF 268.7 million.
      As a result of this refinancing, the Company incurred charges relating to fees paid and amortization of financing fees due to the retirement of the mentioned debt which was carried at amortized cost. In addition, the Company ceased to use hedge accounting on related financial hedges which will have an impact on income in the fourth quarter of 2005.
      The following is an overview of the refinancing as of December 8, 2005:

				Per
Floating Rate Senior	Original		Original	Amount
Secured Notes	Interest Rate	Maturity	Par Amount	Refinanced

			(In thousands)
Series A CHF Notes	Libor +2.625%	2010	CHF 390,000	CHF 132,983
Series A EUR Notes	Euribor +2.5%	2010	EUR 200,000	EUR 42,817
Series B EUR Notes	Euribor +2.75%	2012	EUR 375,000	EUR 39,984
      In connection with the Liberty’s acquisition of Cablecom, under the terms of its existing notes, Cablecom was required to effect a change of control offer (the Change of Control Offer) for the existing notes. The Change of Control Offer expired on November 30, 2005. As announced by Cablecom on December 9, 2005, Cablecom has made payment to the tendering noteholders in the aggregate amount of CHF 133 million and €83 million. This amount, together with the costs and expenses of effecting the Change of Control Offer, were funded by a term loan.
      On December 9, 2005, in addition to announcing the results of the Change of Control Offer, Cablecom announced its intention to call for redemption all existing floating rate notes not tendered in the Change of Control Offer, at a redemption price of 102% of their respective principal amounts, plus accrued and unpaid interest through the date of redemption. Cablecom delivered notice of this redemption to the applicable noteholders on or about December 15, 2005. The funds required to effect this redemption, including the costs and expenses of effecting the redemption, will be financed by the term loans.

CABLECOM HOLDINGS AG AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

Stock split
      On September 26, 2005, the Company completed a 1 for 2,500 stock split of its common stock. Following the stock split, the par value of the common stock was CHF 0.40 per share.

Disposal of real estate
      On March 15, 2005, the Group sold the headquarters’ office building at Zollstrasse 42 in Zurich for a gross amount of CHF 35.4 million and entered into a long-term operating lease agreement with an annual payment of CHF 2.0 million which will be subject to inflation adjustments.

Softswitch
      As of January 20, 2005, the Company and Siemens have entered into an agreement whereby Siemens will provide to the Company an enhanced solution for digital phone services (“backbone”) provided to the Company’s residential and business customers. Siemens will provide the design, construction and installation of the backbone. In exchange, the Company will pay on a ‘pay-as-you-grow’ scheme with is premised on payments made based on the number of customer subscriber lines or channels used on the backbone. After acceptance of the system, the contract will be recorded as a capital lease with a minimum contract amount of CHF 15.6 million.

Pension Plan Change
      The Company cancelled their contract with the multi-employer pension fund effective at the end of 2005 and will introduce its own pension fund on January 1, 2006. The decision was taken by management with the consent of the Employee Committee and was the result of the pension fund changing from a defined benefit plan to a defined contribution plan according to Swiss Law (which is accounted for as a defined benefit plan under generally accepted accounting principles in the United States). Cablecom management guarantees to all insured parties at least equivalent coverage as if they had remained in the pension fund. Currently it is still undetermined whether the Cablecom retirees will remain in the pension fund or be transferred to the new Cablecom pension fund.

Implementation of planned reorganization
      On November 8, 2005, the Company announced a plan to reduce its workforce by approximately 15% by the end of 2006. Out of the total of 1,750 current employees, approximately 80 were laid off before the end of 2005. These reductions represent an adjustment to current market conditions and are a consequence of the recent acquisition by Liberty. This reduction in workforce will come about by a combination of natural departures, early retirements and layoffs. The planned reorganization will primarily affect the Network Management and Technology divisions, as well as support functions and upper management.

New business relationship
      The Group entered into an agreement with TDC Switzerland AG on December 5, 2005. The long-term partnership arrangement is based on an initial duration of 5 years and contains a full mobile product portfolio to be established with a range of Cablecom specific rate plans. During the term of the agreement Cablecom is bound to exclusivity and must in particular not enter into a similar arrangement with another mobile operator. Other than contractual obligations, the agreement contains no minimum commitments or penalties. Remuneration is based on a revenue share model.

LIBERTY GLOBAL, INC.
UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS
General
      The following unaudited condensed pro forma balance sheet, dated as of September 30, 2005, gives effect to the October 24, 2005 acquisition of Cablecom as of such date. The following unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2005 and the year ended December 31, 2004 give effect, as applicable, to the October 24, 2005 acquisition of Cablecom Holdings AG (Cablecom), the June 15, 2005 combination of Liberty Media International, Inc. (LMI) and UnitedGlobalCom, Inc. (UGC) (the LGI Combination), the May 9, 2005 consolidation of MS Irish Cable Holdings B.V. (MS Irish Cable) and its subsidiary NTL Ireland, as defined below, the April 1, 2005 acquisition of the remaining 19.9% minority interest in UPC Broadband France SAS (UPC Broadband France), the January 1, 2005 consolidation of LMI/ Sumisho Super Media LLC (Super Media) and Jupiter Telecommunications Co., Ltd. (J:COM), the July 1, 2004 acquisition of Suez-Lyonnaise Télécom SA (Noos) and the April 29, 2005 sale of the equity interests in Torneos y Competencias S.A. (TyC) and Fox Pan American Sports, LLC (FPAS) (collectively, the Consummated Transactions) as if such transactions had been completed as of January 1, 2004. In the following text, the terms “we,” “our,” “our company,” and “us” refer, as the context requires, to LGI and its predecessor and subsidiaries. Unless otherwise indicated, convenience translations into U.S. dollars are calculated as of September 30, 2005.
      The unaudited pro forma results do not purport to be indicative of the financial position and results of operations that LGI will obtain in the future, or that LGI would have obtained if the Consummated Transactions were effective as of the dates indicated above. The pro forma adjustments are based upon currently available information and upon certain assumptions that we believe are reasonable. These unaudited condensed pro forma combined financial statements of LGI have been derived from and should be read in conjunction with the historical consolidated financial statements and related notes thereto of LGI, J:COM, Cablecom and Noos and the historical combined financial statements and related notes thereto of NTL Ireland. As LMI is the predecessor to LGI, the historical financial statements of LMI and its predecessor became the historical financial statements of LGI. The historical consolidated financial statements and related notes thereto of LGI are included in LGI’s Current Report on Form 8-K filed on September 26, 2005 for the year ended December 31, 2004 and LGI’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2005. The historical consolidated financial statements of J:COM for the year ended December 31, 2004 are included in LGI’s Annual Report on Form 10-K/ A (Amendment No. 4) for the year ended December 31, 2004. The historical consolidated financial statements and related notes thereto of Noos are included in LMI’s Current Report on Form 8-K/ A (Amendment No. 1) dated July 26, 2004. The historical combined financial statements and related notes thereto of NTL Ireland are included in LGI’s Current Report on Form 8-K dated June 15, 2005. The historical consolidated financial statements and related notes thereto of Cablecom are included elsewhere herein.
Cablecom Acquisition
      On October 24, 2005, Liberty Global Switzerland, Inc., formerly United ACM Holdings, Inc., (LGI Switzerland), our indirect wholly-owned subsidiary, completed the purchase of all of the issued share capital of Cablecom, the parent company of a Swiss cable operator, for a cash purchase price before direct acquisition costs of 2.826 billion Swiss Francs (CHF) ($2.185 billion at October 24, 2005) (the Cablecom Acquisition).
      The Cablecom Acquisition was effected pursuant to the terms of the Share Purchase Agreement, dated September 30, 2005 (the Purchase Agreement), between LGI Switzerland and Glacier Holdings S.C.A. (Glacier). At closing, 3% of the purchase price was placed in escrow, for a period not to exceed 89 days, pending any claims arising under the Purchase Agreement.

LIBERTY GLOBAL, INC.
UNAUDITED CONDENSED PRO FORMA COMBINED
FINANCIAL STATEMENTS — (Continued)
      LGI Switzerland has also agreed to assume responsibility for certain costs incurred in connection with Cablecom’s aborted initial public offering (IPO). The amount of such reimbursement is limited to CHF 15 million ($11.6 million).
      The Cablecom Acquisition was funded through a combination of (i) a €550 million ($670 million at the borrowing date) 9.5 year split-coupon floating rate payment-in-kind loan (the PIK Loan) entered into by LGI Switzerland, (ii) a new offering of €300 million ($363 million at the borrowing date) principal amount of 8 5/8% Senior Notes due 2014 by UPC Holding, a sister corporation of LGI Switzerland and (iii) cash.
      At September 30, 2005, Cablecom reported outstanding debt of CHF 1.758 billion. The debt includes €290 million principal amount of 9 3/8% Senior Notes due 2014 (the Existing Fixed Rate Notes) and CHF 390 million principal amount of Floating Rate Senior Secured Notes due 2010, €200 million principal amount of Floating Rate Senior Secured Notes due 2010 and €375 million principal amount of Floating Rate Senior Secured Notes due 2012 (collectively, the Existing Floating Rate Notes and together with the Existing Fixed Rate Notes, the Existing Notes). In addition, the debt includes a CHF 150 million Revolving Credit Facility (the Existing Revolving Credit Facility) that was undrawn at September 30, 2005.
      On December 5, 2005, Cablecom entered into a facilities agreement dated as of December 5, 2005 (the Facilities Agreement), with certain banks and financial institutions (the Term Lenders). The Facilities Agreement provides the terms and conditions upon which (i) the Term Lenders will make available to Cablecom certain term loans in an aggregate principal amount not to exceed CHF 1,330 million (collectively, the Term Loans) and (ii) the lenders under Cablecom’s Existing Revolving Credit Facility will make available to Cablecom a revolving credit facility (the Revolving Credit Facility) in an aggregate principal amount not to exceed CHF 150 million, which will replace the Existing Revolving Credit Facility.
      In connection with the Cablecom Acquisition, under the terms of the Existing Notes, Cablecom was required to effect a change of control offer (the Change of Control Offer) for the Existing Notes. The Change of Control Offer expired at 5:00 p.m., London time, on November 30, 2005. As announced by Cablecom on December 9, 2005, Cablecom has made payment to the tendering noteholders in the aggregate amount of CHF 133 million and €83 million. This amount, together with the costs and expenses of effecting the Change of Control Offer, were funded by a Term Loan.
      On December 9, 2005, in addition to announcing the results of the Change of Control Offer, Cablecom announced its intention to call for redemption all Existing Floating Rate Notes not tendered in the Change of Control Offer, at a redemption price of 102% of their respective principal amounts, plus accrued and unpaid interest through the date of redemption. Cablecom delivered notice of this redemption to the applicable noteholders on or about December 15, 2005. The funds required to effect this redemption, including the costs and expenses of effecting the redemption, will be financed by the Term Loans. If for any reason this redemption is not effected, any then-unused portion of the Term Loans will be cancelled.
      The accompanying unaudited condensed pro forma combined financial statements do not give effect to the Facilities Agreement, the Change in Control Offer or the pending redemption of the Existing Floating Rate Notes.
LGI Combination
      On June 15, 2005, we completed the LGI Combination whereby LGI acquired all of the capital stock of UGC that LMI did not already own and LMI and UGC each became wholly owned subsidiaries of LGI. Among other matters, the LGI Combination was completed in order to eliminate the dual public holding company structure in which LMI’s principal consolidated asset was its majority interest in UGC, another public company.

LIBERTY GLOBAL, INC.
UNAUDITED CONDENSED PRO FORMA COMBINED
FINANCIAL STATEMENTS — (Continued)
      In the LGI Combination, (i) each outstanding share of LMI Series A common stock, LMI Series B common stock and LMI Series C common stock was exchanged for one share of the corresponding series of LGI common stock, and (ii) each outstanding share of UGC Class A common stock, UGC Class B common stock and UGC Class C common stock (other than those shares owned by LMI and its wholly owned subsidiaries) were converted into the right to receive for each share of common stock owned either (i) 0.2155 of a share of LGI Series A common stock and 0.2155 of a share of LGI Series C common stock (plus cash for any fractional share interest) or (ii) $9.58 in cash. Cash elections were subject to proration so that the aggregate cash consideration paid to UGC’s stockholders would not exceed 20% of the aggregate value of the merger consideration payable to UGC’s public stockholders. The effects of the LGI Combination have been included in our historical condensed consolidated financial statements beginning with the June 15, 2005 acquisition date.
      The LGI Combination has been accounted for as a step acquisition by our company of the remaining minority interest in UGC. The purchase price in this step acquisition includes the consideration issued to UGC public stockholders to acquire the UGC interest not already owned by our company and the direct acquisition costs incurred by our company. The details of the purchase price are presented in the following table (dollar amounts in thousands):

Shares of LGI common stock issued to UGC stockholders other than LMI and its wholly owned subsidiaries:
LGI Series A common stock (including 2,067,786 shares issued to UGC subsidiaries)	65,694,765
LGI Series C common stock (including 2,067,786 shares issued to UGC subsidiaries)	65,694,765

131,389,530

Fair value of LGI Series A and LGI Series C common stock issued to UGC stockholders other than LMI and its wholly owned subsidiaries	$2,878,219
Fair value of LGI Series A and LGI Series C common stock issued to UGC subsidiaries	(90,594)

Fair value of outstanding LGI Series common stock issued to UGC stockholders	2,787,625
Cash consideration	694,517
Direct acquisition costs	9,351

Total purchase price	3,491,493
Elimination of minority interest in UGC	(1,000,939)

Purchase price allocated to the net assets of UGC	$2,490,554

      The fair value of the shares issued to UGC stockholders other than LMI in the LGI Combination was derived from a fair value of $43.812 per share of LMI Series A common stock, which was the average of the quoted market price per share of LMI Series A common stock (before giving effect to the Stock Dividend) for the period beginning two trading days before and ending two trading days after the date that the LGI Combination was agreed to and announced (January 18, 2005). After eliminating the minority interest in UGC from our condensed consolidated balance sheet, we allocated the remaining purchase price to the identifiable assets and liabilities of UGC based on preliminary assessments of their respective fair values (taking into account the 46.6% UGC ownership interest that LGI acquired in the LGI Combination), and the excess of the purchase price over the adjusted fair values of such identifiable net assets was allocated to goodwill. The purchase accounting for this step acquisition is preliminary and subject to adjustment based

LIBERTY GLOBAL, INC.
UNAUDITED CONDENSED PRO FORMA COMBINED
FINANCIAL STATEMENTS — (Continued)
upon the final assessment of the fair values of the identifiable tangible and intangible assets and liabilities of UGC. As the open items in the valuation process generally relate to property and equipment and intangible assets, we would expect that the primary effects of any potential adjustments to the preliminary purchase price allocation would be changes to the values assigned to these asset categories and to the related depreciation and amortization expense.
      LGI stock options, SARs and restricted stock awards that were issued in exchange for corresponding stock awards of UGC have not been included in the purchase price for the UGC interest acquired by LGI in the LGI Combination as all of these former UGC stock awards were granted and/or modified subsequent to the date that LGI gained control of UGC.
      In addition to the shares issued to the former stockholders of UGC (other than LMI and its wholly owned subsidiaries), LGI also issued 165,537,591 shares of LGI Series A common stock, 7,264,300 shares of LGI Series B common stock and 172,801,891 shares of LGI Series C common stock to the former stockholders of LMI. As the issuance of these shares represents a change in legal organization and not a purchase acquisition, we have accounted for the issuance of these shares at carryover basis.
Consolidation of NTL Ireland
      On May 9, 2005, we announced that our indirect subsidiary, UPC Ireland B.V. (UPC Ireland), had signed a sale and purchase agreement to acquire MS Irish Cable Holdings B.V. (MS Irish Cable), subject to regulatory approval. MS Irish Cable, an affiliate of Morgan Stanley Dean Witter Equity Funding, Inc. (MSDW Equity), owns NTL Communications (Ireland) Limited, NTL Irish Networks Limited and certain related assets (together NTL Ireland). NTL Ireland, Ireland’s largest cable television operator, provides cable television and broadband Internet services to residential customers and managed network services to corporate customers.
      MS Irish Cable acquired NTL Ireland from the NTL Group on May 9, 2005. On that date, pursuant to a loan agreement (the Loan Agreement), UPC Ireland loaned MS Irish Cable approximately €338,559,000 ($434,830,000 at May 9, 2005) to fund the purchase price for NTL Ireland, to pay certain taxes related to the acquisition and to provide for MS Irish Cable’s working capital needs. Interest accrued annually on the loan in an amount equal to 100% of MS Irish Cable’s profits for the interest period and becomes payable on the date of repayment or prepayment of the loan.
      UPC Ireland had agreed to make MSDW Equity whole with respect to any economic effect on MSDW Equity regarding the acquisition, ownership and subsequent transfer of the NTL Ireland interest. The make whole arrangement with MSDW Equity was considered to be a variable interest in MS Irish Cable, which is a variable interest entity under the provisions of FIN 46(R). As we are responsible for all losses to be incurred by MSDW Equity in connection with its acquisition, ownership and ultimate disposition of MS Irish Cable, we were the primary beneficiary, as defined by FIN 46(R), and were therefore required to consolidate MS Irish Cable and its subsidiaries, including NTL Ireland, as of the closing date of MS Irish Cable’s acquisition of NTL Ireland. As MSDW Equity had no equity at risk in MS Irish Cable, the full amount of MS Irish Cable’s net earnings (loss) were allocated to UPC Ireland. For financial reporting purposes, we began consolidating the results of operations of MS Irish Cable on May 1, 2005.
      UPC Ireland’s acquisition of MS Irish Cable from MSDW Equity, was subject to receipt of applicable Irish regulatory approval. On December 12, 2005, following the receipt of regulatory approval, UPC Ireland completed its acquisition of MS Irish Cable.
      Upon closing, UPC Ireland paid MSDW Equity, as consideration for all of the outstanding share capital of MS Irish Cable and any MS Irish Cable indebtedness owed to MSDW Equity and its affiliates, an amount

LIBERTY GLOBAL, INC.
UNAUDITED CONDENSED PRO FORMA COMBINED
FINANCIAL STATEMENTS — (Continued)
(the Purchase Price) equal to MSDW Equity’s net investment in MS Irish Cable plus interest on the amount of the net investment at a rate per annum equal to EURIBOR (Euro Interbank Offered Rate) + 1.2%, compounded daily, for the period of its investment through the date of the disposition, together with any value added tax thereon plus an amount equal to certain costs and expenses incurred by MSDW Equity in connection with the transaction.
      The acquisition of NTL Ireland through MS Irish Cable has been accounted for using the purchase method of accounting. The total purchase consideration of €347,441,000 ($446,238,000 at May 9, 2005), which includes direct acquisition costs of €14,029,000 ($18,018,000 at May 9, 2005) and an €8,412,000 ($10,804,000 at May 9, 2005) adjustment for cash held by NTL Ireland on May 9, 2005 has been allocated to the acquired identifiable tangible and intangible assets and liabilities of NTL Ireland based on their respective fair values, with excess purchase consideration over the fair value of such net identifiable assets allocated to goodwill. The purchase accounting for this acquisition, as reflected in these condensed consolidated financial statements, is preliminary and subject to adjustment based upon the final assessment of the fair values of the identifiable tangible and intangible assets and liabilities of NTL Ireland. As the open items in the valuation process generally relate to property and equipment and intangible assets, we would expect that the primary effects of any potential adjustments to the preliminary purchase price allocation would be changes to the values assigned to these asset categories and to the related depreciation and amortization expense. The effects of any such adjustments are not expected to be material in relationship to our total assets or operating results.
Acquisitions of Noos and the Remaining 19.9% Minority Interest in UPC Broadband France
      On July 1, 2004, UPC Broadband France SAS (UPC Broadband France), an indirect wholly owned subsidiary and owner of our French broadband video and Internet access operations, acquired Suez Lyonnaise Télécom SA (Noos), from Suez SA (Suez). Noos is a provider of digital and analog cable television services and high-speed Internet access services in France. The preliminary purchase price was subject to a review of certain historical financial information of Noos and UPC Broadband France. In January 2005, we completed our purchase price review with Suez, which resulted in the return of €43,732,000 ($56,883,000 as of January 19, 2005) to our company from an escrow account. The final purchase price for Noos was approximately €567,102,000 ($689,989,000 at the transaction dates), consisting of €487,085,000 ($592,633,000) in cash, a 19.9% equity interest in UPC Broadband France, valued at approximately €71,339,000 ($86,798,000) and €8,678,000 ($10,558,000) of direct acquisition costs.
      In April 2005, a subsidiary of UPC exercised its call right and purchased the remaining 19.9% minority interest in UPC Broadband France that it did not already own for €90,105,000 ($115,950,000 at the transaction date) in cash. This acquisition was accounted for as a step acquisition of the remaining minority interest. As UPC Broadband France was a consolidated subsidiary at the time of this transaction, the purchase price was first applied to eliminate the minority interest in UPC Broadband France from our condensed consolidated balance sheet, and the remaining purchase price has been allocated on a pro rata basis to the identifiable assets and liabilities of UPC Broadband France, taking into account their respective fair values at April 6, 2005 and the 19.9% interest acquired. The excess purchase price that remained after amounts had been allocated to the net identifiable assets of UPC Broadband France was recorded as goodwill.
Consolidation of Super Media/J:COM
      J:COM owns and operates broadband businesses in Japan. On December 28, 2004, our 45.45% ownership interest in J:COM, and a 19.78% interest in J:COM owned by Sumitomo Corporation (Sumitomo) were combined in Super Media. Super Media’s investment in J:COM was recorded at the respective historical cost bases of our company and Sumitomo on the date that our respective J:COM interests were combined in Super

LIBERTY GLOBAL, INC.
UNAUDITED CONDENSED PRO FORMA COMBINED
FINANCIAL STATEMENTS — (Continued)
Media. As a result of these transactions, we held a 69.68% noncontrolling interest in Super Media, and Super Media held a 65.23% controlling interest in J:COM at December 31, 2004.
      Due to certain veto rights held by Sumitomo, we accounted for our 69.68% ownership interest in Super Media using the equity method of accounting at December 31, 2004. On February 18, 2005, J:COM announced an IPO of its common shares in Japan. Under the terms of the operating agreement of Super Media, our casting or tie-breaking vote with respect to decisions of the management committee of Super Media became effective upon this announcement. Super Media is managed by a management committee consisting of two members, one appointed by our company and one appointed by Sumitomo. From and after February 18, 2005, the management committee member appointed by our company has a casting or deciding vote with respect to any management committee decision on which our company and Sumitomo are unable to agree. Certain decisions with respect to Super Media will continue to require the consent of both members rather than the management committee. These include any decision to engage in any business other than holding J:COM shares, sell J:COM shares, issue additional units in Super Media, make in-kind distributions or dissolve Super Media, in each case subject to certain exceptions contemplated by the Super Media operating agreement. Super Media will be dissolved in February 2010 unless we and Sumitomo mutually agree to extend the term. Super Media may also be earlier dissolved under specified circumstances.
      As a result of the above-described change in the governance of Super Media, we began accounting for Super Media and J:COM as consolidated subsidiaries effective January 1, 2005. As we paid no monetary consideration to Sumitomo to acquire the above-described casting vote, we have recorded the consolidation of Super Media/ J:COM at historical cost. The following table sets forth the adjustments to our consolidated assets and liabilities upon the consolidation of Super Media/ J:COM on January 1, 2005:

Increase
(decrease)

amounts in
thousands
Assets:
Cash	$101,749
Other current assets	165,534
Property and equipment, net	2,441,196
Goodwill	1,875,285
Investments in affiliates	(987,290)
Other assets, net	142,393

Total assets	$3,738,867

Liabilities and stockholders’ equity:
Current liabilities	$398,549
Long-term debt and capital lease obligations	2,112,722
Other long-term liabilities	415,099
Minority interests in subsidiaries	812,497

Total liabilities and stockholders’ equity	$3,738,867

      On March 23, 2005, J:COM received net proceeds of ¥82,059 million ($774,430,000 at March 23, 2005) in connection with an IPO of its common shares, and on April 20, 2005, J:COM received additional net proceeds of ¥8,445 million ($79,117,000 at April 20, 2005) in connection with the sale of additional common shares upon the April 15, 2005 exercise of the underwriters’ over-allotment option. Also on March 23, 2005, Sumitomo contributed additional J:COM shares to Super Media, increasing Sumitomo’s interest in Super Media to 32.40%, and decreasing our company’s interest in Super Media to 67.60%. Sumitomo also held an approximate 8.3% direct interest in J:COM until September 26, 2005, when such interest was contributed to Super Media. At September 30, 2005, Super Media’s ownership interest in J:COM was 62.71% and LGI’s

LIBERTY GLOBAL, INC.
UNAUDITED CONDENSED PRO FORMA COMBINED
FINANCIAL STATEMENTS — (Continued)
ownership interest in Super Media was 58.66%. The accompanying unaudited condensed pro forma combined financial statements do not reflect pro forma adjustments to give effect to the aforementioned changes in (i) LMI’s ownership interest in Super Media, or (ii) Super Media’s ownership interest in J:COM as of January 1, 2004.
Sale of Equity Interests in TyC and FPAS
      On April 29, 2005, we sold our entire equity interest in FPAS, and a $4 million convertible subordinated note issued by FPAS, to another unaffiliated member of FPAS for a cash purchase price of $5,000,000. In addition, our majority owned subsidiary, Liberty Programming Argentina, LLC (LPA LLC), sold its entire equity interest in TyC to an unrelated entity for total consideration of $20,940,000, consisting of $13,000,000 in cash and a $7,940,000 secured promissory note issued by FPAS and assigned to our company by the purchaser. The owner of the minority interest in LPA LLC received approximately $3,625,000 of the total consideration received in connection with the sale of TyC upon the redemption of such interest. At March 31, 2005, we considered our investments in TyC and FPAS to be held for sale. As a result, we included cumulative foreign currency translation losses of $85,984,000 in the determination of the carrying value of our investment in TyC for purposes of our March 31, 2005 impairment assessment. As a result of this analysis, we recorded a $25,389,000 impairment charge during the three months ended March 31, 2005 to write-off the full amount of our investment in the equity of TyC at March 31, 2005. This impairment charge is included in share of earnings (losses) of affiliates, net in our historical condensed consolidated statement of operations. In the second quarter of 2005, we recognized an additional pre-tax loss of $62,678,000 in connection with the April 29, 2005 sale of TyC and the related realization of cumulative foreign currency translation losses. Pursuant to GAAP, the recognition of cumulative foreign currency translation gains or losses is permitted only when realized upon sale or upon complete or substantially complete liquidation of the investment in the foreign entity.

LIBERTY GLOBAL, INC.
Unaudited Condensed Pro Forma Combined Balance Sheet
September 30, 2005

			Pro forma

			Adjustments —
			increase
	Historical		(decrease)

	LGI	Cablecom	Cablecom		As adjusted

	amounts in thousands
ASSETS
Cash and cash equivalents	$2,414,504	$83,703	$(2,205,000	)(1)	$1,235,907
			942,700	(2)
Receivables and other current assets	1,187,066	112,220	72,054	(2)	1,371,340
Investments and related receivables	1,426,458	5,678	—		1,432,136
Property and equipment, net	6,863,142	1,103,650	—		7,966,792
Goodwill and other intangible assets not subject to amortization	6,954,775	611,222	1,915,657	(1)	9,481,654
Intangible assets subject to amortization, net	654,903	156,420	—		811,323
Other assets, net	525,560	15,534	(14,154	)(1)	538,517
			11,577	(2)

Total assets	$20,026,408	$2,088,427	$722,834		$22,837,669

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$1,880,314	$299,256	$—		$2,179,570
Long-term debt and capital lease obligations	7,055,638	1,358,483	1,026,331	(2)	9,440,452
Other long-term liabilities	1,456,235	115,699	—		1,571,934

Total liabilities	10,392,187	1,773,438	1,026,331		13,191,956

Minority interests in subsidiaries	1,757,575	11,492	—		1,769,067

Stockholders’ Equity:
Common stock	4,786	15,550	(15,550	)(1)	4,786
Additional paid-in capital	9,970,009	646,518	(646,518	)(1)	9,970,009
Accumulated deficit	(1,898,829)	(356,249)	356,249	(1)	(1,898,829)
Accumulated other comprehensive loss, net of taxes	(95,124)	(2,322)	2,322	(1)	(95,124)
Deferred compensation	(13,560)	—	—		(13,560)
Shares held by subsidiaries	(90,594)	—	—		(90,594)
Treasury stock, at cost	(42)	—	—		(42)

Total stockholders’ equity	7,876,646	303,497	(303,497	)(1)	7,876,646

Total liabilities and stockholders’ equity	$20,026,408	$2,088,427	$722,834		$22,837,669

See notes to unaudited condensed pro forma combined financial statements.

LIBERTY GLOBAL, INC.
Unaudited Condensed Pro Forma Combined Statement of Operations
Nine months ended September 30, 2005

				Pro forma

				Adjustments — increase (decrease)
	Historical
						LGI		UPC Broadband		TyC/		MS Irish Cable		As
	LGI	Cablecom	NTL Ireland*	Cablecom		Combination		France		FPAS		(NTL Ireland)*		adjusted

								amounts in thousands, except per share amounts
Revenue	$3,807,317	$492,400	$45,701	$—		$—		$—		$—		$—		$4,345,418
Operating, selling, general and administrative expenses	(2,466,666)	(303,947)	(31,168)	—		—		—		—		—		(2,801,781)
Stock compensation	(122,310)	(91,872)	—	91,872	(4)	—		—		—		—		(122,310)
Depreciation and amortization	(1,038,602)	(198,194)	(7,003)	—	(3)	(38,073	)(8)	(300	)(6)	—		(973	)(7)	(1,283,145)
Impairment, restructuring and other operating charges	(3,705)	(13,952)	—	—		—		—		—		—		(17,657)

Operating income (loss)	176,034	(115,565)	7,530	91,872		(38,073)		(300)		—		(973)		120,525

Other income (expense):
Interest expense	(312,161)	(64,453)	(1,652)	(82,090	)(5)	3,753	(10)	—		—		1,652	(13)	(454,951)
Share of earnings (losses) of affiliates, net	(14,752)	449	—	—		(6,684)		—		18,595	(12)	—		(2,392)
Other, net	7,900	(29,457)	99	—		—		—		—		—		(21,458)

	(319,013)	(93,461)	(1,553)	(82,090)		(2,931)		—		18,595		1,652		(478,801)

Earnings (loss) before income tax and minority interest	(142,979)	(209,026)	5,977	9,782		(41,004)		(300)		18,595		679		(358,276)
Income tax expense	(30,241)	(696)	(767)	21,652	(9)	5,591	(9)	—	(9)	(6,644	)(9)	(85	)(9)	(11,190)
Minority interests in earnings of subsidiaries	(76,602)	(1,517)	—	—		(4,194	)(19)	(2,326	)(11)	—		—		(84,639)

Net earnings (loss)	$(249,822)	$(211,239)	$5,210	$31,434		$(39,607)		$(2,626)		$11,951		$594		$(454,105)

Loss per common share — basic and diluted	$(0.63)													$(0.96)

Weighted average shares outstanding — basic and diluted(20)	396,436													473,825

*	For the four months ended April 30, 2005. Historical amounts for the one month ended April 30, 2005 are estimated.
See notes to unaudited condensed pro forma combined financial statements.

LIBERTY GLOBAL, INC.
Unaudited Condensed Pro Forma Combined Statement of Operations
Year ended December 31, 2004

	Historical					Pro forma

						Adjustments — increase (decrease)

												UPC		Super				MS Irish
					NTL			LGI				Broadband		Media/		TyC/		Cable (NTL
	LGI	Cablecom	Noos*	J:COM	Ireland	Cablecom		Combination		Noos*		France		J:COM		FPAS		Ireland)		As adjusted

										amounts in thousands, except per share amounts
Revenue	$2,644,284	$570,834	$199,880	$1,504,709	$132,098	$—		$—		$—		$—		$—		$—		$—		$5,051,805
Operating, selling, general and administrative expenses	(1,756,136)	(342,262)	(147,126)	(915,112)	(87,981)	—		—		—		—		—		—		—		(3,248,617)
Stock compensation	(142,762)	(19,057)	—	(783)	—	19,057	(4)	—		—		—		—		—		—		(143,545)
Depreciation and amortization	(960,888)	(238,650)	(73,052)	(378,868)	(20,114)	—	(3)	(83,068	)(8)	(2,978	)(14)	(1,200	)(6)	—		—		(2,922	)(7)	(1,761,740)
Impairment, restructuring and other operating (charges) credits	(98,371)	(277)	—	—	—	—		—		—		—		—		—		—		(98,648)

Operating income (loss)	(313,873)	(29,412)	(20,298)	209,946	24,003	19,057		(83,068)		(2,978)		(1,200)		—		—		(2,922)		(200,745)

Other income (expense):
Interest expense	(307,015)	(72,982)	(40,394)	(94,958)	(4,704)	(115,577	)(5)	7,987	(10)	37,702	(15)	—		9,428	(17)	—		4,704	(13)	(575,809)
Share of earnings (losses) of affiliates, net	38,710	661	—	5,677	—	—		(14,583)		—		—		(45,092	)(12)	23,488	(12)	—		8,861
Gain on exchange of investment security	178,818	—	—	—	—	—		—		—		—		—		—		—		178,818
Gain (loss) on extinguishment of debt	35,787	(43,316)	—	—	—	—		—		—		—		—		—		—		(7,529)
Other, net	164,730	15,175	727	337	2,610	—		—		—		—		(9,428	)(17)	—		—		174,151

	111,030	(100,462)	(39,667)	(88,944)	(2,094)	(115,577)		(6,596)		37,702		—		(45,092)		23,488		4,704		(221,508)

Earnings (loss) before income tax and minority interest	(202,843)	(129,874)	(59,965)	121,002	21,909	(96,520)		(89,664)		34,724		(1,200)		(45,092)		23,488		1,782		(422,253)
Income tax benefit (expense)	17,449	(3,469)	(101)	(17,315)	(3,218)	30,653	(9)	12,201	(9)	—	(9)	—	(9)	15,640	(9)	(8,392	)(9)	(223	)(9)	43,225
Minority interests in losses (earnings) of subsidiaries	167,336	(1,724)	—	(4,231)	—	—		(179,433	)(19)	11,759	(16)	(3,844	)(11)	(54,251	)(18)	—		—		(64,388)

Net earnings (loss)	$(18,058)	$(135,067)	$(60,066)	$99,456	$18,691	$(65,867)		$(256,896)		$46,483		$(5,044)		$(83,703)		$15,096		$1,559		$(443,416)

Loss per common share — basic and diluted	$(0.06)																			$(0.98)

Weighted average shares outstanding — basic and diluted(20)	324,962																			453,005

*	For the six months ended June 30, 2004.
See notes to unaudited condensed pro forma combined financial statements.

LIBERTY GLOBAL, INC.
Notes to Unaudited Condensed Pro Forma Combined Financial Statements
September 30, 2005

(1)	Represents the preliminary allocation of the Cablecom Acquisition purchase price, as well as the elimination of Cablecom’s historical goodwill, deferred financing costs and equity. For purposes of these unaudited condensed pro forma combined financial statements, it has been assumed that the historical cost of Cablecom’s existing assets and liabilities approximate their fair value. Accordingly, the entire excess purchase price after the elimination of Cablecom’s historical deferred financing costs, goodwill and equity has been allocated to goodwill.

The purchase price for Cablecom is comprised of the following (amounts in thousands):

Cash consideration	$2,185,000
Estimated direct acquisition costs(a)	20,000

Total purchase price	$2,205,000

(a)	In connection with the Cablecom Acquisition, LGI Switzerland agreed to assume responsibility for CHF 15 million of the costs associated with Cablecom’s aborted IPO and Glacier agreed to assume responsibility for any such aborted IPO costs in excess of CHF 15 million. Cablecom expensed the full amount, or CHF 21.755 million, of the costs associated with the aborted IPO in its statement of operations for the nine months ended September 30, 2005. Accordingly, for purposes of the purchase price allocation, LGI Switzerland’s CHF 15 million share of the aborted IPO costs has been treated as an intercompany transaction that eliminates in consolidation, and accordingly, has not been included in direct acquisition costs.

(2)	Represents the pro forma effects of the debt issued by subsidiaries of LGI to fund the Cablecom Acquisition. The debt included:

(i)	€550 million ($670,000,000 at the borrowing date) principal amount of 9.5 year split-coupon floating rate PIK Loan issued by LGI Switzerland. The PIK Loan was issued at a discount of €5.5 million ($6,669,000 at the borrowing date). In addition, €50 million ($60,900,000 at the borrowing date) of the PIK Loan proceeds were placed in escrow to secure cash interest payments. These funds are classified in current assets in the accompanying unaudited condensed pro forma combined balance sheet. Deferred financing costs of €12.8 million ($15,531,000 at the borrowing date) were incurred in connection with the issuance of this debt. These costs are assumed to be amortized over an expected term of 1.5 years, as management has the intent and ability to refinance the PIK Loan within this time frame.

(ii)	€300 million ($363,000,000 at the borrowing date) principal amount of 8 5/8% Senior Notes due 2014 issued by UPC Holding B.V. Deferred financing costs of €6.3 million ($7,200,000 at the borrowing date) were incurred in connection with the issuance of this debt. These costs are assumed to be amortized over the 9 year term of the Senior Notes.

Cash placed in escrow and deferred financing costs expected to be amortized within 12 months have been classified as other current assets in the accompanying unaudited condensed pro forma combined balance sheet.

(3)	As described in Note 1, the entire excess purchase price of Cablecom has been allocated to goodwill. Consistent with the requirements of Statement 142, the unaudited condensed pro forma combined statements of operations do not reflect any amortization of this goodwill. The final allocation of the purchase price will be based upon appraisals and may result in the allocation of consideration to identifiable assets and liabilities, including assets with definitive lives. To the extent that consideration is allocated to assets with definitive lives, the final allocation of the purchase price could result in additional depreciation and or amortization expense that in turn would result in higher operating losses.

LIBERTY GLOBAL, INC.
Notes to Unaudited Condensed Pro Forma Combined Financial Statements — (Continued)

For example, if $100 million of the excess consideration had been allocated to property and equipment that has a weighted average life of 10 years, the accompanying unaudited condensed combined pro forma statements of operations for the nine months ended September 30, 2005 and the year ended December 31, 2004 would have reflected (i) increases in pro forma depreciation and amortization of $7,500,000 and $10,000,000, respectively; (ii) increases in the pro forma net losses of $7,500,000 and $10,000,000, respectively (based on the assumption that any additional amounts allocated to assets with definite lives would impact the jurisdictions in which Cablecom would not be able to record a deferred tax benefit); and (iii) increases in the pro forma loss per common share of $0.02 for both periods.

(4)	Represents the elimination of stock-based compensation associated with a Management Equity Participation Plan (MEPP) maintained by the former parent of Cablecom. All amounts owed to Cablecom employees under the MEPP are the obligation of the former parent of Cablecom. Following the Cablecom Acquisition, Cablecom employees will no longer participate in the MEPP.

(5)	Represents interest expense and amortization of deferred financing costs on the new debt issued by subsidiaries of LGI in connection with the Cablecom Acquisition, offset by the elimination of the historical amortization of Cablecom’s deferred finance costs. Interest expense on the PIK Loan was computed using an assumed interest rate of 10.44%.

(6)	Represents depreciation and amortization on consideration allocated to UPC Broadband France’s assets with finite lives, including $2,698,000 allocated to property and equipment (estimated weighted average life of 9 years) and $3,562,000 allocated to customer relationships and other intangible assets (estimated weighted average life of 4 years). The remaining excess consideration of $24,401,000, after the elimination of the carrying value of the UPC Broadband France minority interest, has been allocated to goodwill. Consistent with the requirements of Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets (Statement 142), the unaudited condensed pro forma combined statements of operations do not reflect any amortization of this goodwill.

(7)	Represents depreciation and amortization on consideration allocated on a preliminary basis to MS Irish Cable (NTL Ireland)’s assets with finite lives, including $13,943,000 of consideration allocated to property and equipment (estimated weighted average life of 12 years) and $18,919,000 of consideration allocated to customer relationships and other intangible assets subject to amortization (estimated weighted average life of 10 years). The remaining excess purchase price of $280,533,000 has been allocated to goodwill. Consistent with the requirements of Statement 142, the unaudited condensed pro forma combined statements of operations do not reflect any amortization of this goodwill. The final allocation of the purchase price will be based upon appraisals and may result in the allocation of additional consideration to identifiable assets and liabilities, including assets with definitive lives. To the extent that additional consideration is allocated to assets with definitive lives, the final allocation of the purchase price could result in additional depreciation and or amortization expense that in turn would result in higher operating losses. For example, if an additional $100 million of the excess consideration had been allocated to property and equipment that has a weighted average life of 10 years, the accompanying unaudited condensed combined pro forma statements of operations for the nine months ended September 30, 2005 and the year ended December 31, 2004 would have reflected (i) increases in pro forma depreciation and amortization of $7,500,000 and $10,000,000, respectively; (ii) increases in the pro forma net losses of $6,563,000 and $8,750,000, respectively (based on NTL Ireland’s statutory tax rate); and (iii) increases in the pro forma loss per common share of $0.01 and $0.02, respectively. As mentioned in the headnote to these unaudited condensed pro forma combined financial statements, the full amount of MS Irish Cable’s net earnings (loss) was allocated to UPC Ireland.

(8)	Represents depreciation and amortization on consideration allocated on a preliminary basis to UGC’s assets with finite lives, including $321,224,000 of consideration allocated to property and equipment (estimated weighted average life of 8 years) and $287,153,000 of consideration allocated to customer

LIBERTY GLOBAL, INC.
Notes to Unaudited Condensed Pro Forma Combined Financial Statements — (Continued)

relationships and other intangible assets subject to amortization (estimated lives ranging from 4 to 10 years). The remaining excess purchase price of $1,830,702,000, after the elimination of the carrying value of the UGC minority interest, has been allocated to goodwill. Consistent with the requirements of Statement 142, the unaudited condensed pro forma combined statements of operations do not reflect any amortization of this goodwill. The final allocation of the purchase price will be based upon appraisals and may result in the allocation of additional consideration to identifiable assets and liabilities, including assets with definitive lives. To the extent that additional consideration is allocated to assets with definitive lives, the final allocation of the purchase price could result in additional depreciation and or amortization expense that in turn would result in higher operating losses, net losses and net loss per share in subsequent periods. For example, if an additional $500 million of the excess consideration had been allocated to property and equipment that has a weighted average life of 10 years, the accompanying unaudited condensed pro forma combined statements of operations of Liberty Global for the nine months ended September 30, 2005 and the year ended December 31, 2004 would have reflected (i) increases in the pro forma depreciation and amortization of $37,500,000 and $50,000,000, respectively; (ii) increases in the pro forma net losses of $37,500,000 and $50,000,000, respectively (based on the assumption that any additional amounts allocated to assets with definitive lives would impact the jurisdictions in which UGC would not be able to record a deferred tax benefit); and (iii) increases in the pro forma loss per common share of $0.08 and $0.11, respectively.

(9)	Represents the tax effects of the pro forma adjustments related to (i) the consolidation of MS Irish Cable (NTL Ireland), (ii) the consolidation of Super Media and J:COM, (iii) the sale of LMI’s equity interests in TyC and FPAS, (iv) the Cablecom Acquisition, and (v) the LGI Combination. The pro forma adjustments associated with the acquisitions of Noos and the remaining 19.9% minority interest in UPC Broadband France are expected to have no significant impact on pro forma income tax benefit (expense) due primarily to the fact that the pro forma adjustments relate to jurisdictions where valuation allowances have been provided against deferred tax assets. In the case of Cablecom Acquisition, the tax effects relate only to the pro forma interest and amortization of deferred financing costs associated with the PIK Loan, as all other pro forma adjustments associated with the Cablecom Acquisition relate to jurisdictions where valuation allowances have been provided against deferred tax assets.

(10)	Represents pro forma adjustments to (i) reduce amortization of UGC’s deferred finance costs and (ii) reduce interest accretion on the convertible notes issued by UGC. Such adjustments are attributable to the application of purchase accounting in connection with the LGI Combination.

(11)	Represents the pro forma adjustment to (i) eliminate the minority interest’s $4,347,000 share of UPC Broadband France’s historical net loss for the three months ended March 31, 2005, and to reflect the $2,021,000 share of such adjustment that was allocable to the then owners of the minority interests in UGC; and (ii) eliminate the minority interest’s $7,172,000 share of UPC Broadband France’s historical net loss for the six months ended December 31, 2004, and to reflect the $3,328,000 share of such adjustment that was allocable to the then owners of the minority interests in UGC.

(12)	Represents the elimination of LMI’s (i) share of losses of TyC and FPAS for the three months ended March 31, 2005, and the year ended December 31, 2004, as a result of LMI’s sale of its equity interests in TyC and FPAS and (ii) share of earnings of J:COM for the year ended December 31, 2004, as a result of the consolidation of Super Media and J:COM.

(13)	Represents the elimination of intercompany interest on loans and other advances between NTL Ireland and its former parent.

(14)	The pro forma adjustment to Noos’ depreciation and amortization expense for the year ended December 31, 2004 consists of the depreciation and amortization of Noos purchase price allocations to

LIBERTY GLOBAL, INC.
Notes to Unaudited Condensed Pro Forma Combined Financial Statements — (Continued)

property and equipment (estimated weighted average life of 9.5 years) and amortizable intangible assets (estimated lives ranging from 3 to 6 years).

(15)	Represents the elimination of $40,394,000 of Noos’ historical interest expense for the six months ended June 30, 2004, as UPC Broadband France did not assume the related debt, less $2,692,000 of assumed interest expense for the six months ended June 30, 2004 on the debt incurred by UGC to finance a portion of the Noos acquisition.

(16)	Represents the share of Noos’ pro forma operating results for the six months ended June 30, 2004 that was allocable to the then owners of the minority interests in UGC.

(17)	Represents the elimination of (i) intercompany interest on shareholder loans between J:COM and LGI and (ii) guarantee fees earned by LGI from J:COM.

(18)	Represents pro forma adjustments to minority interests in losses (earnings) of subsidiaries for the year ended December 31, 2004 as a result of the consolidation of Super Media and J:COM as follows (amounts in thousands):

Minority interest in J:COM (34.77%)	$(34,581)
Minority interest in Super Media (30.32%)	(19,670)

$(54,251)

(19)	Represents the elimination of the minority interests’ share of UGC’s net earnings (loss) as a result of the LGI Combination.

(20)	The historical and pro forma weighted average shares outstanding assuming that the June 7, 2004 distribution of LMI common stock to the stockholders of Liberty Media Corporation occurred on January 1, 2004. In addition, the pro forma weighted average shares have been adjusted to give effect to the shares issued in the LGI Combination as if such shares had been issued on January 1, 2004. The historical and pro forma weighted average shares outstanding also assume that the September 6, 2005 Stock Dividend occurred on January 1, 2004.

EXHIBIT INDEX

Exhibit
Number	Description

23.1	Consent of Ernst & Young AG